As filed with the Commission on June 13, 2023

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM F-3 REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

AUSTIN GOLD CORP.

(Exact name of registrant as specified in its charter)

British Columbia	N/A
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

1021 West Hastings Street, 9th Floor

Vancouver, British Columbia, Canada V6E 0C3

(604) 644-6579

(Address and telephone number of Registrant’s principal executive offices)

Registered Agent Solutions, Inc.

4625 West Nevso Drive, Suite 2

Las Vegas, NV 89103

(800) 705-7274

(Name, address, and telephone number of agent for service)

Copies to:

Jason K. Brenkert, Esq. Dorsey & Whitney LLP 1400 Wewatta Street Suite 400 Denver, CO 80202-5549

From time to time after the effective date of this registration statement

(Approximate date of commencement of proposed sale to public)

If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. ☐

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, please check the following box. ☒

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a registration statement pursuant to General Instruction I.C. or a post-effective amendment thereto that shall become effective upon filing with the Commission pursuant to Rule 462(e) under the Securities Act, check the following box. ☐

If this Form is a post-effective amendment to a registration statement filed pursuant to General Instruction I.C. filed to register additional securities or additional classes of securities pursuant to Rule 413(b) under the Securities Act, check the following box. ☐

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933.

Emerging Growth Company ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

The Registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act, or until this registration statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

The information in this prospectus is not complete and may be changed. We may not sell these securities until the Securities and Exchange Commission declares our registration statement effective. This prospectus is not an offer to sell these securities and is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

Subject To Completion: Dated June 13, 2023

AUSTIN GOLD CORP.

$100,000,000 Common Shares Warrants Subscription Receipts Units

Austin Gold Corp. (the “Company”, “we”, “our”, or “us”) may offer and sell, from time to time, up to $100,000,000 aggregate initial offering price of common shares in the capital of the Company, without par value (which we refer to herein as “Common Shares”), warrants to purchase Common Shares (which we refer to herein as “Warrants”), subscription receipts for Common Shares, Warrants or any combination thereof (which we refer to herein as “Subscription Receipts”), or any combination thereof (which we refer to herein as “Units”) (collectively, the Common Shares, Warrants, Subscription Receipts, and Units are referred to herein as the “Securities”) in one or more transactions under this base prospectus (which we refer to herein as the “Prospectus”). This Prospectus also covers (i) Common Shares that may be issued upon exercise of warrants and (ii) such indeterminate amount of securities as may be issued in exchange for, or upon conversion of, as the case may be, the securities registered hereunder, including, in each case, an indeterminate number of Common Shares that may be issued pursuant to anti-dilution or adjustment provisions in Warrants or Subscription Receipts issuable hereunder.

This Prospectus provides you with a general description of the Securities that the Company may offer. Each time the Company offers Securities, it will provide you with a prospectus supplement (which we refer to herein as the “Prospectus Supplement”) that describes specific information about the particular Securities being offered and may add, update or change information contained in this Prospectus. You should read both this Prospectus and the Prospectus Supplement, together with any additional information which is incorporated by reference into this Prospectus. This Prospectus may not be used to offer or sell securities without the Prospectus Supplement which includes a description of the method and terms of that offering.

The Company may sell the Securities on a continuous or delayed basis to or through underwriters, dealers or agents or directly to purchasers. The Prospectus Supplement, which the Company will provide to you each time it offers Securities, will set forth the names of any underwriters, dealers or agents involved in the sale of the Securities, and any applicable fee, commission or discount arrangements with them. For additional information on the methods of sale, you should refer to the section entitled “Plan of Distribution” in this Prospectus.

The Common Shares are traded on the NYSE American (which we refer to as “NYSE American”) under the symbol “AUST”. On June 12, 2023, the last reported sale price of the Common Shares on the NYSE American was $1.025 per Common Share. There is currently no market through which the Securities, other than the Common Shares, may be sold and purchasers may not be able to resell the Securities purchased under this Prospectus. This may affect the pricing of the Securities, other than the Common Shares, in the secondary market, the transparency and availability of trading prices, the liquidity of these Securities and the extent of issuer regulation. See “Risk Factors”.

As of June 12, 2023, the aggregate market value of our outstanding common shares held by non-affiliates, or public float, was approximately $8,364,284 based on 13,271,750 common shares outstanding, of which approximately 6,555,082 common shares are held by non-affiliates, based on a closing price of $1.2760 per common share on May 9, 2023, which was the highest closing sale price of our common shares, within 60 days of the filing date of this registration statement. We have not offered any securities pursuant to General Instruction I.B.5 of Form F-3 during the prior 12 calendar month period that ends on and includes the date of this Prospectus. Pursuant to General Instruction I.B.5 of Form F-3, in no event will we sell securities registered on this registration statement in a public primary offering with a value exceeding more than one-third of our public float in any 12-month period so long as our public float remains below $75.0 million.

We are an “emerging growth company” and a “foreign private issuer” under applicable Securities and Exchange Commission (“SEC”) rules, and will be subject to reduced public company reporting requirements for this Prospectus and future filings.

Investing in the Securities involves risks. See “Risk Factors” on page 7.

These Securities have not been approved or disapproved by the U.S. Securities and Exchange Commission (“SEC”) or any state securities commission nor has the SEC or any state securities commission passed upon the accuracy or adequacy of this Prospectus. Any representation to the contrary is a criminal offense.

THE DATE OF THIS PROSPECTUS IS ___________, 2023

ABOUT THIS PROSPECTUS

This Prospectus is a part of a registration statement that the Company filed with the SEC utilizing a “shelf” registration process. Under this shelf registration process, the Company may sell any combination of the Securities described in this Prospectus in one or more offerings up to a total dollar amount of initial aggregate offering price of $100,000,000. This Prospectus provides you with a general description of the Securities that we may offer. The specific terms of the Securities in respect of which this Prospectus is being delivered will be set forth in a Prospectus Supplement and may include, where applicable: (i) in the case of Common Shares, the number of Common Shares offered, the offering price and any other specific terms of the offering; (ii) in the case of Warrants, the designation, number and terms of the Common Shares purchasable upon exercise of the Warrants, any procedures that will result in the adjustment of those numbers, the exercise price, dates and periods of exercise, and the currency or the currency unit in which the exercise price must be paid and any other specific terms; (iii) in the case of Subscription Receipts, the designation, number and terms of the Common Shares or Warrants receivable upon satisfaction of certain release conditions, any procedures that will result in the adjustment of those numbers, any additional payments to be made to holders of Subscription Receipts upon satisfaction of the release conditions, the terms of the release conditions, terms governing the escrow of all or a portion of the gross proceeds from the sale of the Subscription Receipts, terms for the refund of all or a portion of the purchase price for Subscription Receipts in the event the release conditions are not met and any other specific terms; and (iv) in the case of Units, the designation, number and terms of the Common Shares, Warrants, or Subscription Receipts comprising the Units. A Prospectus Supplement may include specific variable terms pertaining to the Securities that are not within the alternatives and parameters set forth in this Prospectus.

In connection with any offering of the Securities (unless otherwise specified in a Prospectus Supplement), the underwriters or agents may over-allot or effect transactions which stabilize or maintain the market price of the Securities offered at a higher level than that which might exist in the open market. Such transactions, if commenced, may be interrupted or discontinued at any time. See “Plan of Distribution”.

Please carefully read both this Prospectus and any Prospectus Supplement together with the documents incorporated herein by reference under “Documents Incorporated by Reference” and the additional information described below under “Where You Can Find More Information”.

Owning securities may subject you to tax consequences both in Canada and the United States. This Prospectus or any applicable Prospectus Supplement may not describe these tax consequences fully. You should read the tax discussion in any Prospectus Supplement with respect to a particular offering and consult your own tax advisor with respect to your own particular circumstances.

References in this Prospectus to “$” are to United States dollars. Canadian dollars are indicated by the symbol “C$”.

You should rely only on the information contained in this Prospectus. The Company has not authorized anyone to provide you with information different from that contained in this Prospectus. The distribution or possession of this Prospectus in or from certain jurisdictions may be restricted by law. This Prospectus is not an offer to sell these Securities and is not soliciting an offer to buy these Securities in any jurisdiction where the offer or sale is not permitted or where the person making the offer or sale is not qualified to do so or to any person to whom it is not permitted to make such offer or sale. The information contained in this Prospectus is accurate only as of the date of this Prospectus, regardless of the time of delivery of this Prospectus or of any sale of the Securities. The Company’s business, financial condition, results of operations and prospects may have changed since that date.

In this Prospectus and in any Prospectus Supplement, unless the context otherwise requires, references to “Austin”, “Austin Gold”, “we”, “us”, “our” and the “Company” refer to Austin Gold Corp., either alone or together with its subsidiaries.

i

PRESENTATION OF FINANCIAL INFORMATION

We report under International Financial Reporting Standards as issued by the International Accounting Standards Board (“IFRS”). None of the financial statements incorporated by reference in this Prospectus were prepared in accordance with generally accepted accounting principles in the United States. We present our financial statements in United States dollars, except for the financial statements as at and for the year ended December 31, 2020, which are presented in Canadian dollars.

CURRENCY

References to C$ refer to Canadian currency, and $ to United States currency. All dollar amounts are expressed in dollars except references to per ounce and per share amounts.

METRIC CONVERSION TABLE

To Convert Metric Measurement Units	To Imperial Measurement Units	Multiply by
Hectares	Acres	2.4710
Meters	Feet	3.2808
Kilometers	Miles	0.6214
Tonnes	Tons (short)	1.1023
Liters	Gallons	0.2642
Grams	Ounces (troy)	0.0322
Grams per tonne	Ounces (troy) per ton (short)	0.0292

NOTE REGARDING FORWARD-LOOKING STATEMENTS

This Prospectus and the documents incorporated by reference herein contain "forward-looking information" and “forward-looking statements” within the meaning of the United States Private Securities Litigation Reform Act of 1995 and applicable Canadian securities legislation that involve risks and uncertainties relating, but not limited to, the Company’s current expectations, intentions, plans, and beliefs. Forward-looking information can often be identified by forward-looking words such as “anticipate”, “believe”, “expect”, “goal”, “plan”, “target”, “intend”, “estimate”, “could”, “should”, “may” and “will” or the negative of these terms or similar words suggesting future outcomes, or other expectations, beliefs, plans, objectives, assumptions, intentions or statements about future events or performance. Examples of forward-looking information in this Prospectus and the documents incorporated by reference herein include: the Company’s plans and timing regarding further exploration, drilling and development, the prospective nature of exploration and development targets, the ability to upgrade and convert mineral reserves, capital costs, our intentions with respect to financial position and third party financing and future dividend payments. This forward-looking information is based, in part, on assumptions and factors that may change or prove to be incorrect, thus causing actual results, performance or achievements to be materially different from those expressed or implied by forward-looking information. Such factors and assumptions include, but are not limited to: capital and operating costs varying significantly from estimates, delays in obtaining or failures to obtain required governmental, environmental or other project approvals, changes in government regulations, legislation and rates of taxation, inflation, changes in exchange rates and the availability of foreign exchange, fluctuations in commodity prices, delays in the exploration of projects and other factors.

Shareholders, potential shareholders and other prospective investors should be aware that these statements are subject to known and unknown risks, uncertainties and other factors that could cause actual results to differ materially from those suggested by the forward-looking statements. Such factors include, but are not limited to: fluctuations in gold price, risks and hazards associated with the business of mineral exploration, development and mining (including environmental hazards), risks relating to the credit worthiness or financial condition of suppliers and other parties with whom the Company does business; inadequate insurance, or inability to obtain insurance, to cover these risks and hazards, employee relations; relationships with and claims by local communities and indigenous populations; political risk; risks related to natural disasters, terrorism, civil unrest, public health concerns (including health epidemics or outbreaks of communicable diseases such as the coronavirus); availability and increasing costs associated with mining inputs and labor; the speculative nature of mineral exploration and development, including the risks of obtaining or maintaining necessary licenses and permits; the global financial condition, the actual results of current exploration activities, changes to conclusions of economic evaluations, and changes in project parameters to deal with un-anticipated economic or other factors, risks of increased capital and operating costs, environmental, safety or regulatory risks, expropriation, the Company’s title to properties including ownership thereof, increased competition in the mining industry for properties, equipment, qualified personnel and their costs, risks relating to the uncertainty of timing of events including exploration and drilling programs and currency fluctuations. Shareholders, potential shareholders and other prospective investors are cautioned not to place undue reliance on forward-looking information. By its nature, forward-looking information involves numerous assumptions, inherent risks and uncertainties, both general and specific, that contribute to the possibility that the predictions, forecasts, projections and various future events will not occur. Austin Gold reviews forward-looking information for the purposes of preparing each annual report, however Austin Gold undertakes no obligation to update publicly or otherwise revise any forward-looking information whether as a result of new information, future events or other such factors which affect this information, except as required by law. For the reasons set forth above, investors should not place undue reliance on forward-looking statements.

SUMMARY OF RISK FACTORS

We and our business are subject to material risks, which could cause actual results, performance and achievements to differ materially from those anticipated. See the risk factors set forth in the section entitled “Risk Factors” in this Prospectus. These risks can be summarized as follows:

Business Related Risks

●	Austin Gold is an exploration company and has no history of operations, mining or refining mineral products. The Austin Gold Properties (defined below) are a high risk, speculative venture, and only a minimal amount of exploration and sampling has been conducted on the properties by the Company. There is no certainty that the expenditures proposed to be made by Austin Gold towards the search for and evaluation of gold or other minerals with regard to the Austin Gold Properties or otherwise will result in discoveries of commercial quantities of gold or other minerals.
●	Austin Gold has no operating revenues or earnings and a history of losses, and no operating revenues are anticipated until one of Austin Gold’s projects comes into production, which may or may not occur.
●	Austin Gold has no source of operating cash flow and no assurance that acceptable additional funding will be available to it for the further exploration and development of its projects. Austin Gold believes that it is adequately financed to carry out its exploration and development plans in the near term. However, financing the development of a mining operation through to production, should feasibility studies show it is recommended, would be expensive and Austin Gold would require additional capital to fund development and exploration programs and potential acquisitions.
●	Austin Gold’s properties include the Kelly Creek Project, the Lone Mountain Project, and the Miller Project, all located in Nevada, United States of America (“USA”), and the Stockade Mountain Project, located in Malheur County, Oregon, USA (the “Austin Gold Properties”). As a result, unless Austin Gold acquires additional property interests, any adverse developments affecting these properties would have a material adverse effect upon Austin Gold and would materially affect the potential mineral resource production, profitability, financial performance and results of operations of Austin Gold.
●	There are uncertainties as to title matters in the mining industry. Any defects in title could cause Austin Gold to lose rights in its mineral properties and jeopardize its business operations. Austin Gold’s mineral properties currently consist primarily of unpatented mining claims located on lands administered by the United States’ Department of Interior’s Bureau of Land Management (“BLM”), Nevada and Oregon State Offices, to which Austin Gold only has possessory title of the mineral rights. At the Kelly Creek Project, where Austin Gold is earning a joint venture interest, a significant portion of the property is leased private ranch lands on which both surface and mineral rights are controlled by the ranch.
●	The ownership and validity or title of unpatented mining claims and concessions can at times be uncertain and may be contested. Austin Gold also may not have, or may not be able to obtain, all necessary surface rights to develop a property.
●	Mineral resource estimates will be based upon estimates made by Austin Gold’s personnel and independent geologists. These estimates are inherently subject to uncertainty and are based on geological interpretations and inferences drawn from drilling results and sampling analyses and may require revision based on further exploration or development work.
●	Austin Gold’s development will depend on the efforts of key management and other key personnel, including Dennis Higgs (President and Director), Grant Bond (Chief Financial Officer (“CFO”)), Joseph Ovsenek (Chairman and Director), Kenneth McNaughton (Vice President (“VP”) Exploration and Director), Darcy Higgs (Corporate Secretary) and Robert “Bob” Hatch (Consulting Geologist). Loss of any of these people, particularly to competitors, could have a material adverse effect on Austin Gold’s business.

Industry Related Risks

●	The exploration and development of mineral deposits involves a high degree of financial risk over a significant period of time. Few properties that are explored are ultimately developed into producing mines and there is no assurance that any of Austin Gold’s projects will have a discovery that can be mined profitably.
●	Austin Gold’s operations are subject to all the hazards and risks normally encountered in the exploration, development and production of gold and other minerals, including unusual and unexpected geologic formations, seismic activity, rock bursts, cave-ins, flooding and other conditions involved in the drilling and removal of material, any of which could result in damage to, or destruction of, mines and other production facilities, damage to life or property, environmental damage and possible legal liability.
●	There may be challenges to title to the mineral properties in which Austin Gold holds a material interest. If there are title defects with respect to any properties, Austin Gold might be required to compensate other persons or to reduce its interest in the affected property.
●	Austin Gold’s exploration operations are subject to government legislation, policies and controls relating to prospecting, development, production, environmental protection including sensitive plant and animal species such as the greater sage-grouse, preservation of antiquities and resources of cultural heritage, mining taxes and labor standards. In order for Austin Gold to carry out its activities, its various licenses and permits must be obtained and kept current. There is no guarantee that the Company’s licenses and permits will be granted, or that once granted will be maintained and extended.
●	The mining and mineral processing industries are subject to extensive governmental regulations for the protection of the environment, including regulations relating to air and water quality, mine reclamation, solid and hazardous waste handling and disposal and the promotion of occupational health and safety, which may adversely affect Austin Gold or require it to expend significant funds in order to comply with such regulations.

Risks Related to our Common Shares

●	As at the date of this Prospectus, officers and directors of Austin Gold, including Dennis Higgs (President and Director), Darcy Higgs (Corporate Secretary), Joseph Ovsenek (Chairman and Director) and Kenneth McNaughton (VP Exploration and Director) hold, directly or indirectly, 6,716,668 common shares, approximately 50.61% of the issued and outstanding common shares, and are Austin Gold’s largest shareholders. Each of these persons also serve as an officer and/or director of Austin Gold, which may give rise to conflicts of interest.
●	No dividends on the common shares have been paid by Austin Gold to date. Investors in Austin Gold’s securities cannot expect to receive a dividend on their investment in the foreseeable future, if at all. Accordingly, it is unlikely that investors will receive any return on their investment in Austin Gold’s securities other than through possible common share price appreciation.
●	Our Articles include a forum selection provision that indicates that the Supreme Court of British Columbia (“BC”), Canada and the appellate Courts therefrom (collectively, the “Courts”) shall, to the fullest extent permitted by law, be the sole and exclusive forum for certain types of actions and proceedings, which could limit a shareholder’s ability to choose the judicial forum for disputes arising with Austin Gold.
●	In the future, we may attempt to increase our capital resources by offering debt securities or preferred stock. Upon a potential bankruptcy or liquidation, holders of our debt securities or preferred stock, and lenders with respect to other borrowings we may make, may receive distributions of our available assets prior to any distributions being made to holders of our common shares.
●

Our management will have broad discretion in the application of Austin Gold’s available capital to fund our capital expenditures on existing mineral properties, acquire additional acreage leaseholds, acquire additional producing properties and associated leaseholds, or for general corporate purposes, which are subject to change in the future. Accordingly, you will have to rely upon the judgment of our management with respect to the use of our available capital.

The foregoing is a summary of significant risk factors that we think could cause our actual results to differ materially from expected results. However, there could be additional risk factors besides those listed herein that also could affect us in an adverse manner. You should read the risk factors set forth in the section entitled “Risk Factors”.

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SUMMARY

Overview of the Company

Austin Gold is a gold exploration company focused on gold targets and making district-scale gold discoveries in Nevada, USA and Oregon, USA. The Company’s material property, the Kelly Creek Project (as described herein), is a mineral exploration project located on the Battle Mountain-Eureka (Cortez) gold trend in Humboldt County, Nevada. Austin Gold has an Exploration and Option to Enter Joint Venture Agreement (as amended) on the Kelly Creek Project through Austin American Corporation, a wholly-owned subsidiary of the Company, whereby Austin American may earn up to a 70% interest in the Kelly Creek Project.

To increase the opportunity for economic success, Austin Gold acquired four additional mineral explorations projects. These other projects are located on the Independence-Jerritt Canyon gold trend in Elko County, Nevada (the Lone Mountain Project), on the Carlin gold trend in Elko County, Nevada (the Miller Project), in Nye County, Nevada (the Fourmile Basin Project), and the Stockade Mountain Project, located in Malheur County, Oregon.

Mineral Projects

Kelly Creek Project, Nevada, USA

The Kelly Creek Basin is situated along the Battle Mountain – Eureka Gold Trend and is bounded by multi- million-ounce gold deposits to the north (Twin Creeks, Getchell, Turquoise Ridge, and Pinson) and south (Lone Tree, Marigold, Trenton Canyon, Converse, Buffalo Valley, Copper Basin, and Phoenix), together representing more than 70 million ounces of gold along the periphery of the Basin. Despite its proximity to significant mineralization, the interior of the Kelly Creek Basin has seen limited systematic exploration activity to date because its bedrock is largely covered by post-mineral volcanic units and post-mineral alluvium.

An area in the southern portion of the Kelly Creek Project lies within and under the Humboldt River and its floodplain, much of which is part of the National Wetlands Inventory managed by the US Fish and Wildlife Service. The full impact of this wetlands designation for this part of the Kelly Creek Project is unknown. A preliminary review of permitting issues on the southern portion of the Kelly Creek Project indicates that there may be some additional challenges to permit development near and under the Humboldt River and its associated floodplain.

The northern portion of the Kelly Creek project is a “checkerboard” pattern of land ownership consisting of alternating privately-owned and BLM sections. It has come to the attention of the Company that there may be a solar generating facility planned for the privately-owned sections of this checkerboard that intermingle with the Company’s lode mining claims that may hinder access and opportunities for acquisition of these parcels for exploration, development, and mining on the Company’s claims in this area.

The Company has engaged professionals to review the geophysical data, the environmental mine permit issues, and to provide target evaluations for the Kelly Creek Project.

During the third quarter of 2022, the Company conducted a limited drill program at the Kelly Creek Project to drill test beneath anomalous gold values encountered in shallow historical drill holes in an area of thin Quaternary alluvium cover. The program consisted of a total of 3,485 feet (1,062 meters) of rotary-RC drilling in four holes. Difficult drilling conditions, including large inflows of groundwater, prevented the holes from achieving a targeted depth of 1,500 feet (457 meters). All holes intersected rocks that may host gold mineralization similar to the deposits at the nearby Marigold and Lone Tree mines. The highest gold values returned were 0.087 grams per tonne (“g/t”) and 0.056 g/t.

Effective May 3, 2023, the Company renegotiated the terms of the Option to Joint Venture Agreement on the Kelly Creek Project, Humboldt County, Nevada. To earn a 51% interest, we must spend a cumulative total of C$2.5 million by June 30, 2025. This total includes the amount already incurred on the project by Austin, which is US$914,879 as of December 31, 2022. To earn an additional 19% (for a total of 70% interest for Austin) we must spend another C$2.5 million with no time limit, and pay the underlying property lease payments and BLM and county fees to keep the properties in good standing.

We continue to determine the best options for further exploration of the Kelly Creek Project.

Lone Mountain Project, Nevada, USA

The Company’s Lone Mountain Project is located approximately 25 miles (40 kilometers) northwest of Elko, Nevada at the southern end of the Independence Mountains. The property is situated in one of the major gold mining centers of Nevada, as it is located 22 miles (35 kilometers) northeast of the Carlin and 19 miles (30 kilometers) south of the Jerritt Canyon deposits. Lone Mountain is accessible from the large regional mining hub of Elko by 31 miles (50 kilometers) of highway and 3 miles (5 kilometers) of gravel road.

Austin Gold, through Austin American Corporation, has a mineral lease agreement with NAMMCO, a Wyoming General Partnership, for exploration and mining rights and access to certain mineral claims on the Lone Mountain Property.

Modern gold exploration began in 1965 around the time of the original Carlin discovery when Newmont drilled several shallow holes into gold-bearing jasperoids (silica-replaced limestone) on the north flank of Lone Mountain. Beginning in the 1960s, the Lone Mountain property position was assembled by Kirkwood and Huber (principals of NAMMCO) and then leased to several mining companies over the years.

The Lone Mountain Project is comprised of a broadly folded sequence of Paleozoic lithologies that are intruded by a Tertiary age (36-42 Ma) multi-phase intrusive complex. Silurian to Devonian shelf carbonates form the lower plate and Ordovician off-shelf siliciclastic rocks form the upper plate of the low angle Roberts Mountains thrust fault.

Significant data collected by a number of exploration companies over the past sixty years suggest potential for significant resources and provide guidelines for future exploration. The Company, in coordination with its consultants, conducted numerous activities to design an initial exploration program for the Lone Mountain Project. These activities included a review of historical technical reports, compilation of exploration data, drafting of property maps and workup of the GIS data. Austin Gold continues to compile and evaluate the extensive project database and is planning a program of additional geologic mapping, surface rock-chip sampling, soil sampling, and possible geophysics followed by drilling.

Miller Project, Nevada, USA

The Company’s Miller Project is located approximately 30 miles (50 kilometers) south-southwest of Elko, Nevada on the eastern flank of the Pinion Range. The property is situated at the southern end of the Carlin Trend. Contact Gold’s Pony Creek deposit is immediately to the northwest and Gold Standard Ventures’ Railroad District is further to the northwest. The Miller Project is accessible from the regional mining hub of Elko by approximately 30 miles (50 kilometers) of paved road (State Route 228), followed by approximately 8 miles (13 kilometers) of gravel road.

The Miller Project consists of 117 claims in the original lease agreement, and an additional 164 claims which were staked in January 2021 for a total of 281 unpatented lode mining claims covering approximately 23.5 kilometers2 on land administered by the BLM. Although the Company had filed the required documentation with the BLM and county officials as required, there was a dispute on the ownership of 134 of the newly staked claims and on 36 of the original claims. The contending party did not pay the property maintenance fees on the disputed claims when they were due on September 1, 2022. Management believes that this situation has been resolved in favor of the Company. Refer to Note 5(d) of our Condensed Interim Consolidated Financial Statements for the three months ended March 31, 2023 and 2022.

The Miller Project is at the greenfields stage of exploration. The project comprises a large area of pediment with post-mineral cover, and available biogeochemical, geophysical, and geological data in this area support the potential for a district-scale gold discovery under that cover. Historical information received from the property vendors indicates that up to seven historical drill holes were drilled in the western-most part of the property in 1997 and 1998. However, these holes are not in the area of the biogeochemical anomalies that are of interest to the Company.

The Company has conducted activities for an initial exploration program on the Miller Project, which included compilation of exploration data in GIS software, reviewing and digitizing biogeochemical, geological and drill hole compilations, and engaging a geophysics consultant for data review and future program planning. The Company has received approval from the BLM for its proposed drill program and is preparing to drill a first phase of exploration holes designed to test for favorable Carlin-type host rocks under post-mineral cover.

Stockade Mountain Property, Oregon, USA

The Stockade Mountain Property is located approximately 50 miles (80 kilometers) southeast of Burns, Oregon and 90 miles (145 kilometers) southwest of Boise, Idaho in a rural area used extensively for ranching and farming. The high-grade gold/silver Grassy Mountain Gold project, which is currently undergoing permitting for an underground mine and adjacent milling operation, is located in Malheur County about 40 miles (64 kilometers) northeast of Stockade Mountain. The nearby community of Burns, Oregon is a commercial center for ranching and farming and can supply the necessary accommodation, food, fuels, supplies, and some of the contractors and workforce for exploration and development.

Historical data generated within the project demonstrates the discovery potential for significant high-grade gold/silver mineralization occurring at shallow depth that may be amenable to underground mining. Stockade Mountain exhibits a classic large gold- and silver-bearing low-sulfidation “hot springs” hydrothermal system associated with rhyolite intrusion and doming that formed along a major NW-trending structural corridor. Gold/silver and high-level mercury mineralization at Stockade is associated with widespread silicification and argillization in a near-surface paleo-hot springs environment. This hydrothermal alteration and mineralization formed in and around rhyolite domes that have intruded gently dipping felsic tuffs. Erosion into the hydrothermal system has been minimal, resulting in the local exposure of probable hydrothermal craters and vents that indicate the paleosurface at the time of hot springs activity. Gold and silver, along with associated elements arsenic, antimony, and mercury, are all strongly anomalous at the surface, however, historical drilling shows that gold and silver values, and their extent, increase significantly with depth below the paleosurface. This is a common characteristic of high-grade gold/silver deposits in similar geological environments, including the previously mentioned nearby Grassy Mountain deposit in Oregon, the Midas, Sleeper, Hollister, National, and Fire Creek mines in Nevada, and numerous analogous deposits elsewhere in the world. The gold/silver veins being targeted at Stockade Mountain would have formed within the vertical zone of vigorous boiling of the hydrothermal fluids, and this is interpreted to have occurred approximately 600 to 1,200 feet (183 to 366 meters) below the surface.

The project is an exploration stage project, and there are no known mineral resources or reserves on the project at this time. The Company plans to initiate a systematic exploration program to include drilling beneath the known high-level gold/silver-bearing stockworks mineralization that will target high grade vein deposits formed deeper into the hydrothermal boiling zone along feeder conduits. Similar to the Company’s other projects, Robert M. Hatch has conducted data compilation, field review, permitting, and other activities associated with exploration of the Stockade Mountain Project.

During the fourth quarter of 2022, the Company received approval from the BLM to build access roads and drill exploration holes to test the above-described targets. Permitting with the Oregon DOGAMI for the drilling program, a necessary step in Oregon, continues through the review process.

Recent Developments

On April 13, 2023, the Company terminated the mineral lease and option agreement for the Fourmile Basin Property as it no longer meets the objectives of the Company.

On May 4, 2023, we announced Austin has received approval from the BLM for our planned drilling program at our Miller Project. The exploration target is Carlin-type gold mineralization hypothesized to occur beneath Quaternary gravels and Tertiary volcanic rocks that may be indicated by gold and multi-element biogeochemical anomalies. The drilling program is scheduled to begin in July of this year, subject to drill contractor availability.

We further announced that at the Stockade Mountain Project, we are continuing to work with the Oregon Department of Geology and Mineral Industries to process the Exploration Permit application submitted in late 2022. Subject to permitting, weather conditions, and drill rig availability, we plan to initiate drilling at Stockade Mountain in late spring or early summer. We continue data compilation, evaluation, and drill targeting on our Lone Mountain Project, Elko County, Nevada.

Also on May 4, 2023, we announced that we had renegotiated the terms of the Option to Joint Venture Agreement on the Kelly Creek Project, Humboldt County, Nevada. To earn a 51% interest, we must spend a cumulative total of C$2.5 million by June 30, 2025. This total includes the amount already incurred on the project by Austin, which is US$914,879 as of December 31, 2022. To earn an additional 19% (for a total of 70% interest for Austin) we must spend another C$2.5 million with no time limit, and pay the underlying property lease payments and BLM and county fees to keep the properties in good standing. On June 12, 2023, we announced that as manager of the Kelly Creek joint venture through our wholly-owned subsidiary Austin American Corporation, we gave notice that we will terminate certain leases and claim holdings within the Kelly Creek Project, representing approximately 60% of the original claim holdings. The Company believes that the dropped claims no longer fit the Company’s objectives.

We continue to determine the best options for further exploration of the Kelly Creek Project.

Implications of Being an Emerging Growth Company and a Foreign Private Issuer

Emerging Growth Company

We are an emerging growth company as defined in the Jumpstart Our Business Startups Act of 2012 (the “JOBS Act”). We will remain an emerging growth company until the earliest to occur of: the last day of the fiscal year in which we have more than $1.235 billion in annual revenues; the date we qualify as a “large accelerated filer,” with at least $700 million of equity securities held by non-affiliates; the issuance, in any three-year period, by us of more than $1.0 billion in non-convertible debt securities; and the last day of the fiscal year ending after the fifth anniversary of our first sale of common equity securities pursuant to a U.S. registration.

As an emerging growth company, we may take advantage of certain exemptions from various reporting requirements that are applicable to other publicly traded entities that are not emerging growth companies. These exemptions include: (i) not being required to comply with the auditor attestation requirements of Section 404(b) of the Sarbanes-Oxley Act of 2002; (ii) not being required to comply with any requirement that may be adopted by the Public Company Accounting Oversight Board, or PCAOB, regarding mandatory audit firm rotation or a supplement to the auditor’s report providing additional information about the audit and the financial statements (i.e., an auditor discussion and analysis); (iii) not being required to submit certain executive compensation matters to shareholder advisory votes, such as “say-on-pay,” “say-on-frequency,” and “say-on-golden parachutes”; and (iv) not being required to disclose certain executive compensation related items such as the correlation between executive compensation and performance and comparisons of the chief executive officer’s compensation to median employee compensation.

Foreign Private Issuer

We report under the Exchange Act as a non-U.S. company with foreign private issuer status. Even after we no longer qualify as an emerging growth company, as long as we qualify as a foreign private issuer under the Exchange Act, we will be exempt from certain provisions of the Exchange Act that are applicable to U.S. domestic public companies, including: (i) the sections of the Exchange Act regulating the solicitation of proxies, consents or authorizations in respect of a security registered under the Exchange Act; (ii) the sections of the Exchange Act requiring insiders to file public reports of their stock ownership and trading activities and liability for insiders who profit from trades made in a short period of time; and (iii) the rules under the Exchange Act requiring the filing with the SEC of quarterly reports on Form 10-Q containing unaudited financial and other specific information, and current reports on Form 8-K upon the occurrence of specified significant events.

Corporate Information

Austin Gold was incorporated under the Business Corporations Act (British Columbia) (“BCABC”) on April 21, 2020. Austin Gold is domiciled in Canada and maintains a head office in Vancouver, BC, Canada. Austin Gold has no maximum authorized share capital and no par value.

The current address and telephone number of our principal executive offices is 1021 West Hastings Street, 9th Floor, Vancouver, BC, Canada V6E 0C3, (604) 644-6579.

Our website address is www.austin.gold. Information on the Company’s website is not incorporated herein by reference. Our common shares are listed on the NYSE American under the symbol ‘AUST”.

The Securities Offered under this Prospectus

We may offer the Common Shares, Warrants, Subscription Receipts or Units with a total value of up to $100,000,000 from time to time under this Prospectus, together with any applicable Prospectus Supplement, at prices and on terms to be determined by market conditions at the time of offering. This Prospectus provides you with a general description of the Securities we may offer. Each time we offer Securities, we will provide a Prospectus Supplement that will describe the specific amounts, prices and other important terms of the Securities, including, to the extent applicable:

•	designation or classification;

•	aggregate offering price;

•	original issue discount, if any;

•	rates and times of payment of dividends, if any;

•	redemption, conversion or exchange terms, if any;

•	conversion or exchange prices, if any, and, if applicable, any provisions for changes to or adjustments in the conversion or exchange prices and in the securities or other property receivable upon conversion or exchange;

•	restrictive covenants, if any;

•	voting or other rights, if any; and

•	important United States and Canadian federal income tax considerations.

A Prospectus Supplement may also add, update or change information contained in this Prospectus or in documents the Company has incorporated by reference. However, no Prospectus Supplement will offer a security that is not described in this Prospectus.

We may sell the Securities on a continuous or delayed basis to or through underwriters, dealers or agents or directly to purchasers. The Prospectus Supplement, which we will provide each time we offer Securities, will set forth the names of any underwriters, dealers or agents involved in the sale of the Securities, and any applicable fee, commission or discount arrangements with them.

Common Shares

We may offer Common Shares. We may issue Common Shares independently or together with Warrants or Subscription Receipts, and the Common Shares may be attached to or separate from such securities. Holders of Common Shares are entitled to one vote per Common Share on all matters that require shareholder approval. Holders of Common Shares are entitled to dividends when and if declared by the Board. The Common Shares are described in greater detail in this Prospectus under “Description of Common Shares”.

Warrants

We may offer Warrants for the purchase of Common Shares, in one or more series, from time to time. We may issue Warrants independently or together with Common Shares or Subscription Receipts, and the Warrants may be attached to or separate from such securities. Warrants to be issued under this Prospectus may or may not be listed on any securities exchange. The Prospectus Supplement regarding any Warrant to be issued under this Prospectus will provide disclosure regarding whether the Warrants to be issued under such Prospectus Supplement will be listed or are listed on a securities exchange and will be filed in the United States with the SEC and in Canada on the System for Electronic Document Analysis and Retrieval (“SEDAR”).

The Warrants will be evidenced by warrant certificates and may be issued under one or more warrant indentures, which are contracts between the Company and a warrant trustee for the holders of the Warrants. In this Prospectus, we have summarized certain general features of the Warrants under “Description of Warrants.” We urge you, however, to read any Prospectus Supplement related to the series of Warrants being offered, as well as the complete warrant indentures and warrant certificates that contain the terms of the Warrants. Specific warrant indentures will contain additional important terms and provisions and will be filed in the United States on Form 6-K with the SEC and will be filed in Canada on SEDAR.

Subscription Receipts

We may issue Subscription Receipts, which will entitle holders to receive upon satisfaction of certain release conditions and for no additional consideration, Common Shares, Warrants, or any combination thereof. Subscription Receipts will be issued pursuant to one or more subscription receipt agreements, each to be entered into between the Company and an escrow agent, which will establish the terms and conditions of the Subscription Receipts. Each escrow agent will be a financial institution organized under the laws of Canada or a province thereof and authorized to carry on business as a trustee. A copy of the form of subscription receipt agreement will be filed in the United States on Form 6-K with the SEC and will be filed in Canada on SEDAR.

In the Prospectus, we have summarized certain general features of the Subscription Receipts under “Description of Subscription Receipts”. We urge you, however, to read any Prospectus Supplement related to Subscription Receipts being offered, as well as the complete subscription receipt agreement.

Units

We may offer Units consisting of Common Shares, Warrants and/or Subscription Receipts to purchase any of such securities in one or more series. This Prospectus contains a summary of certain general features of the Units under “Description of Units.” We urge you, however, to read any Prospectus Supplement related to the series of Units being offered. We may evidence each series of units by unit certificates that the Company will issue under a separate unit agreement with a unit agent. We will file in the United States on Form 6-K with the SEC and will file in Canada on SEDAR the unit agreements that describe the terms of the series of Units we are offering before the issuance of the related series of Units.

THIS PROSPECTUS MAY NOT BE USED TO OFFER OR SELL ANY SECURITIES UNLESS ACCOMPANIED BY A PROSPECTUS SUPPLEMENT.

RISK FACTORS

Investing in the Securities involves a high degree of risk. Prospective investors in a particular offering of Securities should carefully consider the following risks as well as the other information contained in this Prospectus, any applicable Prospectus Supplement, and the documents incorporated by reference herein before investing in the Securities. If any of the following risks actually occurs, the Company’s business could be materially harmed. The risks and uncertainties described below are not the only ones the Company faces. Additional risks and uncertainties, including those of which the Company is currently unaware or that the Company deems immaterial, may also adversely affect the Company’s business.

Risks Related to our Financial Condition

We have a limited operating history on which to base an evaluation of our business and prospects.

Austin Gold is an exploration company and has no history of operations, mining or refining mineral products. Austin Gold is subject to many risks common to such enterprises, including under-capitalization, cash shortages, limitations with respect to personnel, financial and other resources and lack of revenues. There is no assurance that Austin Gold will be successful in achieving a return on an investment for investors in the common shares and Austin Gold’s likelihood of success must be considered in light of its early stage of operations.

There can be no assurance that the Austin Gold Properties or any other property will be successfully placed into production, produce minerals in commercial quantities or otherwise generate operating earnings. Advancing projects from the exploration stage into development and commercial production requires significant capital and time and will be subject to the successful completion of further technical studies, permitting requirements and the construction of mines, processing plants, roads and related works and infrastructure. Austin Gold will continue to incur losses until mining-related operations successfully reach commercial production levels and generate sufficient revenue to fund continuing operations.

We have no operating revenues and a history of losses.

Austin Gold has no operating revenues or earnings and a history of losses, and no operating revenues are anticipated until one of Austin Gold’s projects comes into production, which may or may not occur. As such, there is no certainty that Austin Gold will generate revenue from any source, operate profitably or provide a return on investment in the future. Austin Gold will continue to experience losses unless and until it can successfully develop and begin profitable commercial production at one of its mining properties. There can be no assurance that Austin Gold will be able to do so.

We will require significant additional capital to fund our business plan.

Austin Gold plans to focus on exploring for minerals and will use its working capital to carry out such exploration. Austin Gold has no source of operating cash flow and no assurance that acceptable additional funding will be available to it for the further exploration and development of its projects. The Company has incurred net losses in the past and may incur losses in the future and will continue to incur losses until and unless it can derive sufficient revenues and earnings from its mineral projects. These conditions, including other factors described herein, could result in material uncertainty regarding the Company’s ability to continue as a going concern.

It is likely that the development and exploration of Austin Gold’s properties will require substantial additional financing. Further exploration and development of the Austin Gold Properties and/or other properties acquired by Austin Gold may be dependent upon its ability to obtain acceptable financing through equity or debt, and there can be no assurance that it will be able to obtain adequate financing in the future or that the terms of such financing will be acceptable. Failure to obtain such additional financing could result in the delay or indefinite postponement of further exploration and development of Austin Gold’s projects and Austin Gold may become unable to carry out its business objectives.

We are subject to currency rate risk related to our reporting currency.

Austin Gold may be subject to currency risks. Austin Gold’s reporting currency is the US dollar, which is exposed to fluctuations against other currencies. Austin Gold’s Properties are located in the United States with corporate operations in Canada. Should Austin Gold expand its operations into additional countries its expenditures and obligations may be incurred in foreign currencies. As such, Austin Gold’s results of operations may become subject to foreign currency fluctuation risks and such fluctuations may adversely affect the financial position and operating results of Austin Gold. At this time, Austin Gold has not implemented measures to mitigate transactional volatility in the Canadian dollar. Austin Gold may, however, enter into foreign currency forward contracts in order to match or partially offset existing currency exposures.

We may have liquidity risk due to our reliance on additional financing.

Liquidity risk arises through the excess of financial obligations due over available financial assets at any point in time. Austin Gold’s objective in managing liquidity risk will be to maintain sufficient readily available cash reserves and credit in order to meet its liquidity requirements at any point in time. As Austin Gold does not currently have revenue, and is not expected to have revenue in the foreseeable future, Austin Gold will be reliant upon debt and equity financing to mitigate liquidity risk. The total cost and planned timing of acquisitions and/or other development or construction projects is not currently determinable and it is not currently known precisely when Austin Gold will require external financing in future periods. There is no guarantee that external financing will be available on commercially reasonable terms, or at all, and Austin Gold’s inability to finance future development and acquisitions would have a material and adverse effect on Austin Gold and its business and prospects.

Increased costs could affect our financial condition.

We anticipate that costs at our projects and properties that we may explore or develop will frequently be subject to variation from one year to the next due to a number of factors, such as changing grade, metallurgy and revisions to mine plans, if any, in response to the physical shape and location of an identified ore body. In addition, costs are affected by the price of commodities such as fuel, steel, rubber, and electricity. Such commodities are at times subject to volatile price movements, including increases that could make production at certain operations less profitable. A material increase in costs at any significant location could have a significant effect on our profitability.

Risks Related to our Company

Our reliance on a limited number of properties presents development risks.

The Austin Gold Properties include the Kelly Creek Project, the Lone Mountain Project, and the Miller Project, all located in Nevada, USA and the Stockade Mountain Project, located in Malheur County, Oregon, USA. As a result, unless Austin Gold acquires additional property interests, any adverse developments affecting these properties would have a material adverse effect upon Austin Gold and would materially affect any potential mineral production, profitability, financial performance and results of operations of Austin Gold. While Austin Gold may seek to acquire additional mineral properties in accordance with its business objectives, there can be no assurance that Austin Gold will be able to identify suitable additional mineral properties or, if it does identify suitable properties, that it will have sufficient financial resources to acquire such properties or that such properties will be available on terms acceptable to Austin Gold or at all and that Austin Gold will be able to successfully develop such properties and bring such properties into commercial production.

We have no history of mineral production.

There is no history of mineral production on the Austin Gold Properties. The Austin Gold Properties are a high risk, speculative venture, and only a minimal amount of exploration and sampling has been conducted on the properties by the Company. There is no certainty that the expenditures proposed to be made by Austin Gold towards the search for and evaluation of gold or other minerals with regard to the Austin Gold Properties or otherwise will result in discoveries of commercial quantities of gold or other minerals.

Furthermore, there is no assurance that commercial quantities of minerals will be discovered at any properties acquired in the future by Austin Gold, nor is there any assurance that any future exploration programs of Austin Gold on the Austin Gold Properties or any other properties will yield any positive results. Even where commercial quantities of minerals are discovered, there can be no assurance that any property of Austin Gold will ever be brought to a stage where mineral resources can be identified and mineral reserves can be profitably produced. Factors which may limit the ability of Austin Gold to produce mineral reserves from its properties include, but are not limited to, the price of mineral resources, the availability of additional capital and financing and the nature of any mineral deposits.

We are an early-stage development company which presents additional risks to our success.

Austin Gold is a junior resource company focused primarily on the acquisition, exploration and development of mineral properties located in Nevada and Oregon. Austin Gold’s Properties have no established mineral reserves due to the early stage of exploration at this time. Any reference to potential quantities and/or grade is conceptual in nature, as there has been insufficient exploration to define any mineral resource and it is uncertain if further exploration will result in the determination of any mineral resource. Quantities and/or grade described in this Prospectus should not be interpreted as assurances of a potential resource or reserve, or of potential future mine life or of the profitability of future operations.

The exploration and development of mineral deposits involves a high degree of financial risk over a significant period of time. Few properties that are explored are ultimately developed into producing mines and there is no assurance that any of Austin Gold’s projects can be mined profitably. Substantial expenditures are required to establish mineral resources and reserves through drilling, to develop metallurgical processes to extract the metal from the ore and in the case of new properties, to develop the mining and processing facilities and infrastructure at any site chosen for mining. It is impossible to ensure that the current exploration and development programs of Austin Gold will result in profitable commercial mining operations. The profitability of Austin Gold’s operations will be, in part, directly related to the cost and success of its exploration and development programs, which may be affected by a number of factors. Substantial expenditures are required to establish mineral resources and reserves that are sufficient to support commercial mining operations and to construct, complete and install mining and processing facilities on those properties that are actually developed.

No assurance can be given that any particular level of recovery of minerals will be realized or that any potential quantities and/or grade will ever qualify as a mineral resource or reserve, or that any such mineral resource or reserve will ever qualify as a commercially mineable (or viable) deposit which can be legally and economically exploited.

Where expenditures on a property have not led to the discovery of mineral resources or reserves, incurred expenditures will generally not be recoverable.

Our properties are in the exploration stage.

We have not established that our properties contain any mineral reserve according to recognized reserve guidelines, nor can there be any assurance that we will be able to do so. A mineral reserve is defined by the SEC in Regulation SK 1300 as that part of a mineral deposit, which could be economically and legally extracted or produced at the time of the reserve determination. The probability of an individual prospect ever having a “reserve” that meets the requirements of Regulation SK 1300 is extremely remote; in all probability our mineral properties do not contain any “reserves” and any funds that we spend on exploration could be lost. Even if we do eventually discover a mineral reserve on our properties, there can be no assurance that they can be developed into producing mines and extract those minerals. Both mineral exploration and development involve a high degree of risk and few mineral properties which are explored are ultimately developed into producing mines.

The commercial viability of an established mineral deposit will depend on a number of factors including, by way of example, the size, grade and other attributes of the mineral deposit, the proximity of the mineral deposit to infrastructure such as a smelter, roads and a point for shipping, government regulation and market prices. Most of these factors will be beyond our control, and any of them could increase costs and make extraction of any identified mineral deposit unprofitable.

As an emerging growth company, our auditor is not required to attest to the effectiveness of our internal controls.

Our independent auditors are not required to attest to the effectiveness of our internal control over financial reporting while we are an emerging growth company. This means that the effectiveness of our financial operations may differ from our peer companies in that they may be required to obtain independent registered public accounting firm attestations as to the effectiveness of their internal controls over financial reporting while we are not. While our management will be required to attest to internal controls over financial reporting and we will be required to detail changes to our internal controls on a quarterly basis, we cannot provide assurance that the independent registered public accounting firm’s review process in assessing the effectiveness of our internal controls over financial reporting, if obtained, would not find one or more material weaknesses or significant deficiencies. Further, once we cease to be an emerging growth company, we will be subject to independent registered public accounting firm attestation regarding the effectiveness of our internal controls over financial reporting unless our public float is less than $75 million. Even if management finds such controls to be effective, our independent registered public accounting firm may decline to attest to the effectiveness of such internal controls and issue a qualified report.

We expect that we will be considered a smaller reporting company under the Exchange Act and will be exempt from certain disclosure requirements, which could make our common shares less attractive to potential investors.

Rule 12b-2 of the Exchange Act defines a “smaller reporting company” as an issuer that is not an investment company, an asset-backed issuer, or a majority-owned subsidiary of a parent that is not a smaller reporting company and that:

●	had a public float of less than $250 million as of the last business day of its most recently completed second fiscal quarter, computed by multiplying the aggregate worldwide number of shares of its voting and non-voting common equity held by non-affiliates by the price at which the common equity was last sold, or the average of the bid and asked prices of common equity, in the principal market for the common equity; or

●	in the case of an initial registration statement under the Securities Act, or the Exchange Act of 1934, as amended, which we refer to as the Exchange Act, for shares of its common equity, had a public float of less than $250 million as of a date within 30 days of the date of the filing of the registration statement, computed by multiplying the aggregate worldwide number of such shares held by non-affiliates before the registration plus, in the case of a Securities Act registration statement, the number of such shares included in the registration statement by the estimated initial public offering price of the shares; or

●	in the case of an issuer whose public float as calculated under the previous two bullet points was zero or less than $700 million, had annual revenues of less than $100 million during the most recently completed fiscal year for which audited financial statements are available.

We believe that we are a smaller reporting company, and as such that we will not be required and may not include a Compensation Discussion and Analysis section in our proxy statements; we will provide only two years of financial statements; and we need not provide the table of selected financial data. We also will have other “scaled” disclosure requirements that are less comprehensive than issuers that are not smaller reporting companies. These “scaled” disclosure requirements make our securities less attractive to potential investors, which could make it more difficult for our securityholders to sell their securities.

We are a foreign private issuer which exempts us from complying with certain reporting requirements.

Austin Gold is considered a “foreign private issuer” and will report under the Securities Exchange Act of 1934, as amended (the “Exchange Act”) as a non-U.S. company with foreign private issuer status. This means that, as long as we qualify as a foreign private issuer under the Exchange Act, we will be exempt from certain provisions of the Exchange Act that are applicable to U.S. domestic public companies, including:

●	the sections of the Exchange Act regulating the solicitation of proxies, consents, or authorizations in respect of a security registered under the Exchange Act;

●	the sections of the Exchange Act requiring insiders to file public reports of their stock ownership and trading activities and liability for insiders who profit from trades made in a short period of time; and

●

the rules under the Exchange Act requiring the filing with the SEC of quarterly reports on Form 10-Q containing unaudited financial and other specified information, or current reports on Form 8-K, upon the occurrence of specified significant events.

We may take advantage of these exemptions (or voluntarily comply with the requirements applicable to U.S. domestic public companies) until such time as we are no longer a foreign private issuer. We would cease to be a foreign private issuer at such time as more than 50% of our outstanding voting securities are held by U.S. residents and any of the following three circumstances applies: (i) the majority of our executive officers or directors are U.S. citizens or residents; (ii) more than 50% of our assets are located in the United States; or (iii) our business is administered principally in the United States.

If we fail to maintain our foreign private issuer status and decide, or are required, to register as a U.S. domestic issuer, the regulatory and compliance costs to us will be significantly more than the costs incurred as a foreign private issuer. In such event, we would not be eligible to use foreign issuer forms and would be required to file periodic and current reports and registration statements on U.S. domestic issuer forms with the SEC, which are generally more detailed and extensive than the forms available to a foreign private issuer.

It may be difficult to enforce judgments or bring actions outside the United States against us and certain of our directors.

We are a Canadian corporation and certain of our officers and directors are neither citizens nor residents of the United States. A substantial part of the assets of several of these persons, are located outside the United States. As a result, it may be difficult or impossible for an investor:

●	to enforce in courts outside the United States judgments obtained in United States courts based upon the civil liability provisions of United States federal securities laws against these persons and the Company; or

●	to bring in courts outside the United States an original action to enforce liabilities based upon United States federal securities laws against these persons and the Company.

We may be a “passive foreign investment company” (“PFIC”), which may have adverse U.S. federal income tax consequences for U.S. investors.

We believe that we were classified as a PFIC for our most recently completed tax year, and based on current business plans and financial expectations, we expect that we may be a PFIC for our current tax year and subsequent tax years. If we are a PFIC for any year during a U.S. taxpayer’s holding period of Common shares, then such U.S. taxpayer generally will be required to treat any gain realized upon a disposition of the Common shares or any so-called “excess distribution” received on its Common shares as ordinary income, and to pay an interest charge on a portion of such gain or distribution. In certain circumstances, the sum of the tax and the interest charge may exceed the total amount of proceeds realized on the disposition, or the amount of excess distribution received, by the U.S. taxpayer. Subject to certain limitations, these tax consequences may be mitigated if a U.S. taxpayer makes a timely and effective QEF Election (as defined below) or a Mark-to-Market Election (as defined below). A U.S. taxpayer who makes a timely and effective QEF Election generally must report on a current basis its share of our net capital gain and ordinary earnings for any year in which we are a PFIC, whether or not we distribute any amounts to our shareholders. However, U.S. taxpayers should be aware that there can be no assurance that we will satisfy the record keeping requirements that apply to a qualified electing fund, or that we will supply U.S. taxpayers with information that such U.S. taxpayers require to report under the QEF Election rules, in the event that we are a PFIC and a U.S. taxpayer wishes to make a QEF Election. Thus, U.S. taxpayers may not be able to make a QEF Election with respect to their Common shares. A U.S. taxpayer who makes the Mark-to-Market Election generally must include as ordinary income each year the excess of the fair market value of the Common shares over the taxpayer’s basis therein. This paragraph is qualified in its entirety by the discussion below under the heading “Certain United States Federal Income Tax Considerations — Passive Foreign Investment Company Rules.” Each potential investor who is a U.S. taxpayer should consult its own tax advisor regarding the tax consequences of the PFIC rules and the acquisition, ownership, and disposition of the Common shares.

A limited number of our officers and directors own a majority of our common shares and exercise control over us.

As at the date of this Prospectus, officers and directors of Austin Gold, including Dennis Higgs (President and Director), Darcy Higgs (Corporate Secretary), Joseph Ovsenek (Chairman and Director) and Kenneth McNaughton (VP Exploration and Director) hold, directly or indirectly, 6,716,668 common shares, approximately 50.61% of the issued and outstanding common shares, and are Austin Gold’s largest shareholders. Each of these persons also serve as an officer and/or director of Austin Gold, which may give rise to conflicts of interest. As a result, these persons have the ability to influence the outcome of matters submitted to the shareholders of Austin Gold for approval, which could include the election and removal of directors, amendments to Austin Gold’s corporate governing documents and business combinations. Austin Gold’s interests and those of these persons may at times conflict, and this conflict might be resolved against Austin Gold’s interests. The concentration of approximately 50.61% of the issued and outstanding common shares in the hands of these shareholders may discourage an unsolicited bid for the common shares, and this may adversely impact the value and trading price of the common shares.

We do not currently insure against all the risks and hazards of mineral exploration, development and mining operations.

Austin Gold’s business is subject to a number of risks and hazards generally, including adverse environmental conditions, industrial accidents, labor disputes, unusual or unexpected geological conditions, ground or slope failures, cave-ins, changes in the regulatory environment, natural phenomena such as inclement weather conditions, floods and earthquakes. Such occurrences could result in damage to mineral properties or production facilities, personal injury or death, environmental damage to Austin Gold’s properties or the properties of others, delays in the ability to undertake exploration, monetary losses and possible legal liability.

Although Austin Gold may maintain insurance to protect against certain risks in such amounts as it considers to be reasonable, its insurance will not cover all the potential risks associated with its operations. Austin Gold may also be unable to maintain insurance to cover these risks at economically feasible premiums. Insurance coverage may not continue to be available or may not be adequate to cover any resulting liability. Moreover, insurance against risks such as environmental pollution or other hazards as a result of exploration and production is not generally available to Austin Gold or to other companies in the mining industry on acceptable terms. Austin Gold might also become subject to liability for pollution or other hazards which it may not be insured against or which Austin Gold may elect not to insure against because of premium costs or other reasons. Losses from these events may cause Austin Gold to incur significant costs that could have a material adverse effect upon its financial performance and results of operations.

We may enter into joint ventures and partnerships which will expose us to risks related to third-party performance under these agreements.

Austin Gold may in the future enter into partnerships, option agreements and/or joint ventures as a means of acquiring additional property interests or to fully exploit the exploration and production potential of its assets. The failure of any partner to meet its obligations to Austin Gold or other third parties, or any disputes with respect to third parties’ respective rights and obligations, could have a material adverse effect on Austin Gold’s rights under such agreements. Austin Gold may also be unable to exert direct influence over strategic decisions made in respect of properties that are subject to the terms of these agreements, which may have a materially adverse impact on the strategic value of the underlying mineral claims. Furthermore, in the event Austin Gold is unable to meet its obligations or share of costs incurred under agreements to which it is a party, the Company may have its property interests subject to such agreements reduced as a result or face the termination of such agreements.

We are subject to risks regarding completing and integrating acquisitions.

From time to time, it can be expected that Austin Gold will examine opportunities to acquire additional exploration and/or mining assets and businesses. Any acquisition that Austin Gold may choose to complete may be of a significant size, will require significant attention by Austin Gold’s management, may change the scale of Austin Gold’s business and operations, and may expose Austin Gold to new geographic, political, operating, financial and geological risks. Austin Gold’s success in its acquisition activities depends upon its ability to identify suitable acquisition candidates, negotiate acceptable terms for any such acquisition, and integrate the acquired operations successfully with those of Austin Gold. Any acquisitions would be accompanied by risks. In the event that Austin Gold chooses to raise debt capital to finance any such acquisitions, Austin Gold’s leverage will be increased. If Austin Gold chooses to use equity as consideration for such acquisitions, existing shareholders may suffer dilution. Alternatively, Austin Gold may choose to finance any such acquisitions with its existing resources, which would result in the depletion of such resources. There can be no assurance that Austin Gold would be successful in overcoming these risks or any other problems encountered in connection with such acquisitions, that Austin Gold would be able to successfully integrate the acquired business into Austin Gold’s pre-existing business or that any such acquisition would not have a material and adverse effect on Austin Gold.

We are reliant on certain key personnel.

Austin Gold’s development will depend on the efforts of key management and other key personnel, including Dennis Higgs (President and Director), Grant Bond (CFO), Joseph Ovsenek (Chairman and Director), Kenneth McNaughton (VP Exploration and Director), Darcy Higgs (Corporate Secretary) and Robert “Bob” Hatch (Consulting Geologist). Loss of any of these people, particularly to competitors, could have a material adverse effect on Austin Gold’s business. Further, with respect to the future development of Austin Gold’s projects, it may become necessary to attract both international and local personnel for such development. The marketplace for key skilled personnel is becoming more competitive, which means the cost of hiring, training and retaining such personnel may increase. Factors outside Austin Gold’s control, including competition for human capital and the high level of technical expertise and experience required to execute this development, will affect Austin Gold’s ability to employ the specific personnel required. Due to the relatively small size of Austin Gold, the failure to retain or attract a sufficient number of key skilled personnel could have a material adverse effect on Austin Gold’s business, results of future operations and financial condition. Moreover, Austin Gold does not intend to take out ‘key person’ insurance in respect of any directors, officers or other employees.

Certain of our directors and officers may have conflicts of interest.

Certain of the directors and officers of Austin Gold also serve as directors and/or officers of other companies involved in natural resource exploration and development and consequently there exists the possibility for such directors and officers to be in a position of conflict. Any decision made by any of such directors and officers involving Austin Gold must be made in accordance with their duties and obligations to deal fairly and in good faith with a view to the best interests of Austin Gold and its shareholders.

We may experience difficulty attracting and retaining qualified management to meet the needs of our anticipated growth, and the failure to manage our growth effectively could have a material adverse effect on our business and financial condition.

The hiring and retention of qualified personnel in the mining industry is highly competitive. We may experience difficulty in competing with more established and better financed companies in retaining our current management or hiring new personnel to meet our business and financial requirements. If we are unable to hire or retain necessary personnel it could materially adversely affect our results of operations and financial condition.

When required, we may not be able to certify that our internal control over financial reporting is effective, which may negatively impact the market price of our common shares.

Internal controls over financial reporting are procedures designed to provide reasonable assurance that transactions are properly authorized, assets are safeguarded against unauthorized or improper use, and transactions are properly recorded and reported. A control system, no matter how well designed and operated, can provide only reasonable, and not absolute, assurance with respect to the reliability of financial reporting and financial statement preparation. Though Austin Gold intends to put into place a system of internal controls appropriate for its size, and reflective of its level of operations, there are limited internal controls currently in place. Austin Gold has a very limited history of operations and has not made any assessment as to the effectiveness of its internal controls. If we identify material weaknesses in our internal control over financial reporting, if we are unable to comply with the requirements of Section 404 of the Sarbanes-Oxley Act in a timely manner or assert that our internal control over financial reporting is effective, or if our independent registered public accounting firm is unable to express an opinion as to the effectiveness of Austin Gold’s internal control over financial reporting when required, investors may lose confidence in the accuracy and completeness of our financial reports and the market price of the common shares could be negatively affected. We also could become subject to investigations by the stock exchange on which the securities are listed, the Commission, or other regulatory authorities, which could require additional financial and management resources.

We are dependent upon information technology (“IT”) systems, which are subject to disruption, damage, failure and risks associated with implementation and integration.

We are dependent upon IT systems in the conduct of our operations including systems and networks which are provided and maintained by third-party contractors. Our IT systems are subject to disruption, damage or failure from a variety of sources, including, without limitation, computer viruses, security breaches, cyber-attacks, natural disasters and defects in design. Cybersecurity incidents, in particular, are evolving and include, but are not limited to, malicious software, attempts to gain unauthorized access to data and other electronic security breaches that could lead to disruptions in systems, unauthorized release of confidential or otherwise protected information and the corruption of data. Various measures have been implemented to manage our risks related to IT systems and network disruptions. However, given the unpredictability of the timing, nature and scope of IT disruptions, we could potentially be subject to operational delays, the compromising of confidential or otherwise protected information, destruction or corruption of data, security breaches, other manipulation or improper use of our systems and networks or financial losses from remedial actions, any of which could have a material adverse effect on our cash flows, competitive position, financial condition or results of operations.

Risks Related to the Mining Industry

Mining exploration, development and operating have inherent risks.

Mining operations generally involve a high degree of risk. Austin Gold’s operations are subject to all the hazards and risks normally encountered in the exploration, development and production of gold and other minerals, including unusual and unexpected geologic formations, seismic activity, rock bursts, cave-ins, flooding and other conditions involved in the drilling and removal of material, any of which could result in damage to, or destruction of, mines and other production facilities, damage to life or property, environmental damage and possible legal liability. The financing, exploration, development and mining of any of Austin Gold’s properties is furthermore subject to a number of macroeconomic, legal and social factors, including commodity prices, laws and regulations, political conditions, currency fluctuations, the ability to hire and retain qualified people, the inability to obtain suitable and adequate machinery, equipment or labor and obtaining necessary services in the jurisdictions in which Austin Gold operates. Unfavorable changes to these and other factors have the potential to negatively affect Austin Gold’s operations and business.

Major expenses may be required to locate and establish mineral reserves and resources, to develop metallurgical processes and to construct mining and processing facilities at a particular site. Mining, processing, development and exploration activities depend, to one degree or another, on adequate infrastructure. Reliable roads, bridges, power sources and water supply are important determinants, which affect capital and operating costs. Unusual or infrequent weather phenomena, sabotage, government or other interference in the maintenance or provision of such infrastructure could adversely affect Austin Gold’s operations, financial condition and results of operations. It is impossible to ensure that the exploration or development programs planned by Austin Gold will result in a profitable commercial mining operation. Whether a gold or other precious or base metal or mineral deposit will be commercially viable depends on a number of factors, some of which are: the particular attributes of the deposit, such as the quantity and quality of mineralization and proximity to infrastructure; mineral prices, which are highly cyclical; and government regulations, including regulations relating to prices, taxes, royalties, land tenure, land use, importing and exporting minerals and environmental protection. The exact effect of these factors cannot be accurately predicted, but the combination of these factors may result in Austin Gold not receiving an adequate return on invested capital.

There is no certainty that the expenditures to be made by Austin Gold towards the exploration and evaluation of gold or other minerals will result in discoveries or production of commercial quantities of gold or other minerals. In addition, once in production, mineral reserves are finite and there can be no assurance that Austin Gold will be able to locate additional reserves as its existing reserves are depleted.

There may be risks and uncertainties related to title to land we own or lease and royalty interests on such land.

General

There are uncertainties as to title matters in the mining industry. Any defects in title could cause Austin Gold to lose rights in its mineral properties and jeopardize its business operations. Austin Gold’s mineral properties currently consist primarily of unpatented mining claims located on lands administered by the BLM, Nevada and Oregon State Offices, to which Austin Gold only has possessory title of the mineral rights. At the Kelly Creek Project, where Austin Gold is earning a joint venture interest, a significant portion of the property is leased private ranch lands on which both surface and mineral rights are controlled by the ranch. Because title to unpatented mining claims is subject to inherent uncertainties, it is difficult to determine conclusively the ownership of such claims. These uncertainties relate to such things as sufficiency of mineral discovery, proper location and posting and marking of boundaries, proper and timely payment of annual BLM claim maintenance fees, the existence and terms of royalties, and possible conflicts with other claims not determinable from descriptions of record.

The present status of Austin Gold’s unpatented mining claims located on public lands allows Austin Gold the right to mine and remove valuable minerals, such as precious and base metals, from the claims conditioned upon applicable environmental reviews and permitting programs. Subject to the permitting process, Austin Gold is also allowed to use the surface of the land solely for purposes related to mining and processing the mineral-bearing ores. However, legal ownership of the land remains with the United States. Austin Gold remains at risk that the mining claims may be forfeited either to the United States or to rival private claimants due to failure to comply with statutory requirements. Prior to 1993, a mining claim locator who was able to prove the discovery of valuable, locatable minerals on a mining claim, and to meet all other applicable federal and state requirements and procedures pertaining to the location and maintenance of federal unpatented mining claims, had the right to prosecute a patent application to secure fee title to the mining claim from the federal government. The right to pursue a patent, however, has been subject to a moratorium since October 1993, through federal legislation restricting the BLM from accepting any new mineral patent applications. If Austin Gold does not obtain fee title to its unpatented mining claims, there can be no assurance that it will be able to obtain compensation in connection with the forfeiture of such claims.

Pending Federal Legislation that may affect the Company’s Operations

In recent years, members of the United States Congress have repeatedly introduced bills which would supplant or alter the provisions of the General Mining Act of 1872, a United States federal law that authorizes and governs prospecting and mining for economic minerals, such as gold, platinum, and silver, on federally administered public lands. Such bills have proposed, among other things, to either eliminate the right to a mineral patent, impose a federal royalty on production from unpatented mining claims, render certain federal lands unavailable for the location of unpatented mining claims, afford greater public involvement in the mine permitting process, provide for citizen suits, and impose new and stringent environmental operating standards and mined land reclamation requirements in addition to those already in effect. Such proposed legislation could change the cost of holding unpatented mining claims and could significantly impact Austin Gold’s ability to develop mineralized material on unpatented mining claims. Currently, most of Austin Gold’s mining claims are unpatented claims. Although Austin Gold cannot predict what legislative changes might occur, the enactment of these proposed bills could adversely affect the potential for development of its mining claims, the economics of any mines that it brings into operation on federal unpatented mining claims, and as a result, adversely affect Austin Gold’s financial performance.

Title to Mineral Property Interests may be Challenged

There may be challenges to title to the mineral properties in which Austin Gold holds a material interest. If there are title defects with respect to any properties, Austin Gold might be required to compensate other persons or to reduce its interest in the affected property. Furthermore, in any such case, the investigation and resolution of these issues would divert Austin Gold management’s time from ongoing exploration and development programs. Title insurance generally is not available for mining claims in the U.S. and Austin Gold’s ability to ensure that it has obtained secure claim to individual mineral properties may be limited. The Austin Gold Properties may be subject to prior unregistered liens, agreements, transfers or claims, including native land claims and title may be affected by, among other things, undetected defects. In addition, Austin Gold may be unable to operate the properties as permitted or to enforce its rights with respect to its properties. The failure to comply with all applicable laws and regulations, including a failure to pay taxes or annual BLM claim maintenance fees may invalidate title to portions or all of the Austin Gold Properties. Austin Gold may incur significant costs related to defending the title to its properties. A successful claim contesting title to a property may cause Austin Gold to compensate other persons, or to reduce its interest in the affected property or to lose its rights to explore and, if warranted, develop that property. This could result in Austin Gold not being compensated for its prior expenditures relating to the property. Also, in any such case, the investigation and resolution of title issues would divert management’s time from ongoing exploration and, if warranted, development programs.

Mineral Properties may be Subject to Defects in Title

The ownership and validity or title of unpatented mining claims and concessions can at times be uncertain and may be contested. Austin Gold also may not have, or may not be able to obtain, all necessary surface rights to develop a property. Austin Gold has taken reasonable measures, in accordance with industry standards for properties at the same stage of exploration as those of Austin Gold, to ensure proper title to the Austin Gold Properties. However, there is no guarantee that title to any of its properties will not be challenged or impugned.

Interpretation of Royalty Agreements; Unfulfilled Contractual Obligations

Royalty interests in Austin Gold Properties, and any other royalty interests in respect of the properties of Austin Gold which may come into existence, may be subject to uncertainties and complexities arising from the application of contract and property laws in the jurisdictions where the mining projects are located. Operators and other parties to the agreements governing royalty interests in Austin Gold Properties may interpret their interests in a manner adverse to Austin Gold, and Austin Gold could be forced to take legal action to enforce its rights. Challenges to the terms of such royalty interests or the existence of other royalties could have a material adverse effect on the business, results of operations, cash flows and financial condition of Austin Gold. Disputes could arise with respect to, among other things:

●	the existence or geographic extent of the royalty interests;

●	the methods for calculating royalties;

●	third party claims to the same royalty interest or to the property on which a royalty interest exists, or the existence of additional royalties on the same property;

●	various rights of the operator or third parties in or to a royalty interest;

●	production and other thresholds and caps applicable to payments of royalty interests;

●	the obligation of an operator to make payments on royalty interests;

●	various defects or ambiguities in the agreement governing a royalty interest; and

●	disputes over the interpretation of buy-back rights.

Natural Resource Properties are Largely Contractual in Nature

Parties to contracts do not always honor contractual terms and contracts themselves may be subject to interpretation or technical defects. Accordingly, there may be instances where Austin Gold would be forced to take legal action to enforce its contractual rights. Such litigation may be time consuming and costly and there is no guarantee of success. Any pending proceedings or actions or any decisions determined adversely to Austin Gold, may have a material and adverse effect on Austin Gold’s results of operations, financial condition and the trading price of the common shares.

We may be unable to secure surface access or purchase required surface rights.

Although the Company acquires the rights to some or all of the minerals in the ground subject to the mineral tenures that it acquires, or has a right to acquire, in most cases it does not thereby acquire any rights to, or ownership of, the surface to the areas covered by such mineral tenures. In such cases, applicable mining laws usually provide for rights of access to the surface for the purpose of carrying on mining activities, however, the enforcement of such rights through the courts can be costly and time consuming. It is necessary to negotiate surface access or to purchase the surface rights if long-term access is required. There can be no guarantee that, despite having the right at law to access the surface and carry on mining activities, we will be able to negotiate satisfactory agreements with any such existing landowners/occupiers for such access or purchase of such surface rights, and therefore we may be unable to carry out planned mining activities. In addition, in circumstances where such access is denied, or no agreement can be reached, we may need to rely on the assistance of local officials or the courts in such jurisdiction the outcomes of which cannot be predicted with any certainty. Our inability to secure surface access or purchase required surface rights could materially and adversely affect our timing, cost or overall ability to develop any mineral deposits we may locate.

We are subject to significant governmental regulations, which affect our operations and costs of conducting our business.

Austin Gold’s exploration operations are subject to government legislation, policies and controls relating to prospecting, development, production, environmental protection including sensitive plant and animal species such as the greater sage-grouse, preservation of antiquities and resources of cultural heritage, mining taxes and labor standards. In order for Austin Gold to carry out its activities, its various licenses and permits must be obtained and kept current. There is no guarantee that the Company’s licenses and permits will be granted, or that once granted will be maintained and extended. In addition, the terms and conditions of such licenses or permits could be changed and there can be no assurances that any application to renew any existing licenses will be approved. There can be no assurance that all permits that Austin Gold requires will be obtainable on reasonable terms, or at all. Delays or a failure to obtain such permits, or a failure to comply with the terms of any such permits that Austin Gold has obtained, could have a material adverse impact on Austin Gold. Austin Gold may be required to contribute to the cost of providing the required infrastructure to facilitate the development of its properties and will also have to obtain and comply with permits and licenses that may contain specific conditions concerning operating procedures, water use, waste disposal, spills, environmental studies, abandonment and restoration plans and financial assurances. There can be no assurance that Austin Gold will be able to comply with any such conditions and non-compliance with such conditions may result in the loss of certain of Austin Gold’s permits and licenses on properties, which may have a material adverse effect on Austin Gold. Future taxation of mining operators cannot be predicted with certainty so planning must be undertaken using present conditions and best estimates of any potential future changes. There is no certainty that such planning will be effective to mitigate adverse consequences of future taxation on Austin Gold.

Our financial results and access to capital may depend on commodity markets.

The price of Austin Gold’s securities, its financial results, and its access to the capital required to finance its exploration activities may in the future be adversely affected by declines in the price of precious and base metals and, in particular, the price of gold. Precious metal prices fluctuate widely and are affected by numerous factors beyond Austin Gold’s control such as the sale or purchase of precious metals by various dealers, central banks and financial institutions, interest rates, exchange rates, inflation or deflation, currency exchange fluctuation, global and regional supply and demand, production and consumption patterns, speculative activities, increased production due to improved mining and production methods, government regulations relating to prices, taxes, royalties, land tenure, land use and importing and exporting of minerals, environmental protection, and international political and economic trends, conditions and events. If these or other factors continue to adversely affect the price of gold, the market price of Austin Gold’s securities may decline and Austin Gold’s operations may be materially and adversely affected.

We are subject to risks regarding market fluctuations and commercial quantities.

The market for minerals is influenced by many factors beyond Austin Gold’s control, including without limitation the supply and demand for minerals, the sale or purchase of precious metals by various dealers, central banks and financial institutions, interest rates, exchange rates, inflation or deflation, currency exchange fluctuation, global and regional supply and demand, production and consumption patterns, speculative activities, increased production due to improved mining and production methods, government regulations relating to prices, taxes, royalties, land tenure, land use and importing and exporting of minerals, environmental protection, and international political and economic trends, conditions and events. In addition, the metals industry in general is intensely competitive and there is no assurance that, even if apparently commercial quantities and qualities of metals (such as gold) are discovered, a market will exist for their profitable sale. Commercial viability of precious and base metals and other mineral deposits may be affected by other factors that are beyond Austin Gold’s control, including the particular attributes of the deposit such as its size, quantity and quality, the cost of mining and processing, proximity to infrastructure, the availability of transportation and sources of energy, financing, government legislation and regulations including those relating to prices, taxes, royalties, land tenure, land use, import and export restrictions, exchange controls, restrictions on production, and environmental protection. It is impossible to assess with certainty the impact of various factors that may affect commercial viability such that any adverse combination of such factors may result in Austin Gold not receiving an adequate return on invested capital or having its mineral projects be rendered uneconomic.

Estimates of mineral resources and reserves are subject to evaluation uncertainties that could result in project failure.

Austin Gold currently does not have any mineral resources or reserves. Mineral resource and reserve estimates will be based upon estimates made by Austin Gold’s personnel and independent geologists. These estimates are inherently subject to uncertainty and are based on geological interpretations and inferences drawn from drilling results and sampling analyses and may require revision based on further exploration or development work. The estimation of mineral resources and reserves may be materially affected by environmental, permitting, legal, title, taxation, socio-political, marketing, or other relevant issues. As a result of the foregoing, there may be material differences between actual and estimated mineral resources and reserves, which may impact the viability of Austin Gold’s projects and have a material impact on Austin Gold.

The grade of mineralization which may ultimately be mined may differ from that indicated by drilling results and such differences could be material. The quantity and resulting valuation of mineral reserves and mineral resources may also vary depending on, among other things, mineral prices (which may render mineral reserves and mineral resources uneconomic), cut-off grades applied and estimates of future operating costs (which may be inaccurate). Production can be affected by such factors as permitting regulations and requirements, weather, environmental factors, unforeseen technical difficulties, unusual or unexpected geological formations and work interruptions. Any material change in quantity of mineral resources, mineral reserves, grade, or stripping ratio may also affect the economic viability of any project undertaken by Austin Gold. In addition, there can be no assurance that mineral recoveries in small scale, and/or pilot laboratory tests will be duplicated in a larger scale test under on-site conditions or during production. To the extent that Austin Gold is unable to mine and produce as expected and estimated, Austin Gold’s business may be materially and adversely affected.

There is no certainty that any of the mineral resources identified on any of Austin Gold’s properties will be realized, that any mineral resources will ever be upgraded to mineral reserves, that any anticipated level of recovery of minerals will in fact be realized, or that an identified mineral reserve or mineral resource will ever qualify as a commercially mineable (or viable) deposit which can be legally and economically exploited. Until a deposit is actually mined and processed, the quantity of mineral resources and mineral reserves and grades must be considered as estimates only, and investors are cautioned that Austin Gold may ultimately never realize production on any of its properties.

We may not be able to obtain all required permits and licenses to place any of our properties into production.

Our current and future operations, including development activities and commencement of production, if warranted, require permits from governmental authorities and such operations are and will be governed by laws and regulations governing prospecting, development, mining, production, exports, taxes, labor standards, occupational health, waste disposal, toxic substances, land use, environmental protection, mine safety and other matters. Companies engaged in mineral property exploration and the development or operation of mines and related facilities generally experience increased costs, and delays in production and other schedules as a result of the need to comply with applicable laws, regulations and permits. We cannot predict if all permits which we may require for continued exploration, development or construction of mining facilities and conduct of mining operations will be obtainable on reasonable terms, if at all. Costs related to applying for and obtaining permits and licenses may be prohibitive and could delay our planned exploration and development activities. Failure to comply with applicable laws, regulations and permitting requirements may result in enforcement actions, including orders issued by regulatory or judicial authorities causing operations to cease or be curtailed, and may include corrective measures requiring capital expenditures, installation of additional equipment, or remedial actions.

Parties engaged in mining operations may be required to compensate those suffering loss or damage by reason of the mining activities and may have civil or criminal fines or penalties imposed for violations of applicable laws or regulations. Amendments to current laws, regulations and permits governing operations and activities of mining companies, or more stringent implementation thereof, could have a material adverse impact on our operations and cause increases in capital expenditures or production costs or reduction in levels of production at producing properties or require abandonment or delays in development of new mining properties.

We are subject to risks regarding health and safety laws and regulations.

Austin Gold’s operations are subject to various health and safety laws and regulations that impose various duties on the Company in respect of its operations, relating to, among other things, worker safety and the surrounding communities. These laws and regulations also grant the relevant authorities broad powers to, among other things, close unsafe operations and order corrective action relating to health and safety matters. The costs associated with the compliance with such health and safety laws and regulations may be substantial and any amendments to such laws and regulations, or more stringent implementation thereof, could cause additional expenditure or impose restrictions on, or suspensions of, Austin Gold’s operations. Austin Gold expects to make significant expenditures to comply with the extensive laws and regulations governing the protection of the environment, waste disposal, worker safety, mine development and protection of endangered and other special status species, and, to the extent reasonably practicable, to create social and economic benefit in the surrounding communities near Austin Gold’s mineral properties, but there can be no guarantee that these expenditures will ensure Austin Gold’s compliance with applicable laws and regulations and any non-compliance may have a material and adverse effect on Austin Gold.

Our relationship with the communities in which we operate impacts the future success of our operations.

Our relationship with the communities in which we operate is important to ensure the future success of our existing operations. While we believe our relationships with the communities in which we operate are strong, there is an increasing level of public concern relating to the perceived effect of mining activities on the environment and on communities impacted by such activities. Certain non-governmental organizations (“NGOs”), some of which oppose globalization and resource development, are often vocal critics of the mining industry and its practices. Adverse publicity generated by such NGOs or others related to extractive industries generally, or its operations specifically, could have an adverse effect on our reputation or financial condition and may impact its relationship with the communities in which we operate. While we believe that we operate in a socially responsible manner, there is no guarantee that our efforts in this respect will mitigate this potential risk.

We are subject to potential environmental risks and hazards which could adversely impact our operations.

The mining and mineral processing industries are subject to extensive governmental regulations for the protection of the environment, including regulations relating to air and water quality, mine reclamation, solid and hazardous waste handling and disposal and the promotion of occupational health and safety, which may adversely affect Austin Gold or require it to expend significant funds in order to comply with such regulations. There is also a risk that environmental and other laws and regulations may become more onerous, making it more costly for Austin Gold to remain in compliance with such laws and regulations, which could result in the incurrence of additional costs and operational delays or the failure of Austin Gold’s business.

All phases of Austin Gold’s operations in Nevada and Oregon will be subject to extensive federal environmental regulation, and to the state regulatory programs to which these federal requirements may have been delegated through state statutes, which may include:

●	Comprehensive Environmental, Response, Compensation, and Liability Act (“CERCLA”);

●	The Federal Resource Conservation and Recovery Act (“RCRA”);

●	The Clean Air Act (“CAA”);

●	The National Environmental Policy Act (“NEPA”);

●	The Clean Water Act (“CWA”);

●	The Safe Drinking Water Act (“SDWA”);

●	The Endangered Species Act (“ESA”); and

●	The National Historic Preservation Act.

These environmental regulations require Austin Gold to obtain various operating approvals and licenses and also impose standards and controls relating to exploration, development and production activities. Mining projects are required to prepare and receive Federal and State approval of a reclamation plan and provide financial assurance to ensure that the reclamation plan is implemented upon completion of operations. Compliance with federal and state regulations could result in delays in beginning or expanding operations, incurring additional costs for cleanup of hazardous substances, payment of penalties for discharge of pollutants, and post-mining reclamation and bonding, all of which could have an adverse impact on Austin Gold’s financial performance and results of operations.

There is no assurance that future changes in environmental regulation, if any, will not adversely affect Austin Gold’s operations. Environmental hazards may exist on the properties on which Austin Gold holds interests which are unknown to Austin Gold at present and which have been caused by previous or existing owners or operators of the properties, and which may result in the payment of fines and clean-up costs by Austin Gold and may adversely affect Austin Gold’s operations.

Austin Gold cannot give any assurances that breaches of environmental laws (whether inadvertent or not) or environmental pollution will not materially and adversely affect its financial condition. There is no assurance that any future changes to environmental regulation, if any, will not adversely affect Austin Gold.

Our activities are subject to environmental laws and regulations that may increase our costs of doing business and restrict our operations.

All phases of our operations are subject to environmental regulation in the jurisdictions in which we operate, certain of which regulations are set forth below. Environmental legislation is evolving in a manner which may result in stricter standards and enforcement, increased fines and penalties for non-compliance, more stringent environmental assessments of proposed projects and a heightened degree of responsibility for companies and their officers, directors and employees. These laws address emissions into the air, discharges into water, management of waste, management of hazardous substances, protection of natural resources, antiquities and endangered species and reclamation of lands disturbed by mining operations. The costs associated with compliance with such laws and regulations are substantial. Compliance with environmental laws and regulations and future changes in these laws and regulations may require significant capital outlays and may cause material changes or delays in our operations and future activities. It is possible that future laws, regulations, or more restrictive interpretations of current laws and regulations by governmental authorities could have a significant adverse impact on our properties or some portion of our business, causing us to re-evaluate those activities at that time.

U.S. Federal Laws: CERCLA, and comparable state statutes, impose strict, joint and several liabilities on current and former owners and operators of sites and on persons who disposed of or arranged for the disposal of hazardous substances found at such sites. It is not uncommon for the government to file claims requiring cleanup actions, for reimbursement for government-incurred cleanup costs, or for natural resource damages, or for neighboring landowners and other third parties to file claims for personal injury and property damage allegedly caused by hazardous substances released into the environment. RCRA, and comparable state statutes, govern the disposal of solid waste and hazardous waste and authorize the imposition of substantial fines and penalties for noncompliance, as well as requirements for corrective actions. CERCLA, RCRA and comparable state statutes can impose liability for clean-up of sites and disposal of substances found on exploration, mining and processing sites long after activities on such sites have been completed.

CAA, as amended, restricts the emission of air pollutants from many sources, including mining and processing activities. Our mining operations may produce air emissions, including fugitive dust and other air pollutants from stationary equipment, storage facilities and the use of mobile sources such as trucks and heavy construction equipment, which are subject to review, monitoring and/or control requirements under the CAA and state air quality laws. New facilities may be required to obtain permits before work can begin, and existing facilities may be required to incur capital costs in order to remain in compliance. In addition, permitting rules may impose limitations on our production levels or result in additional capital expenditures in order to comply with the rules.

NEPA requires federal agencies to integrate environmental considerations into their decision-making processes by evaluating the environmental impacts of their proposed actions. If a proposed action could significantly affect the environment, the agency must prepare a detailed statement known as an EIS, which in addition to assessing environmental impacts, it must also analyze cumulative impacts and alternatives to the proposed actions. The United States Environmental Protection Agency (“EPA”), other federal agencies, and any interested third parties will review and comment on the scoping of the Environmental Impact Statement (“EIS”) and the adequacy of and findings set forth in the draft and final EIS. This process can cause delays in the issuance of required permits or result in changes to a project to mitigate its potential environmental impacts, which can in turn impact the economic feasibility of a proposed project. NEPA only applies to activities on public lands managed by a public land management agency like the BLM or USFS. It does not apply to projects on state- or privately-held land, but some states have comparable state statutes with analogous risk.

CWA, and comparable state statutes, impose restrictions and controls on the discharge of pollutants into waters of the United States. The discharge of pollutants into regulated waters is prohibited, except in accordance with the terms of a permit issued by the EPA or an analogous state agency. The CWA regulates storm water from mining facilities and requires a storm water discharge permit for certain activities. Such permits require the regulated facility to monitor and sample storm water run-off from its operations. The CWA and regulations implemented thereunder also prohibit discharges of dredged and fill materials in wetlands and other waters of the United States unless authorized by an appropriately issued permit. The CWA and comparable state statutes provide for civil, criminal and administrative penalties for unauthorized discharges of pollutants and impose liability on parties responsible for those discharges for the costs of cleaning up any environmental damage caused by the release and for natural resource damages resulting from the release.

SDWA and the Underground Injection Control (“UIC”) program promulgated thereunder, regulate the drilling and operation of subsurface injection wells. The EPA directly administers the UIC program in some states and in others the responsibility for the program has been delegated to the state. The program requires that a permit be obtained before drilling a disposal or injection well. Violation of these regulations and/or contamination of groundwater by mining-related activities may result in fines, penalties, and remediation costs, among other sanctions and liabilities under the SDWA and state laws. In addition, third party claims may be filed by landowners and other parties claiming damages for alternative water supplies, property damages, and bodily injury.

ESA requires federal agencies to consider the conservation of threatened or endangered plant and/or animal species and the impacts to the habitats in which they are found in their decision-making processes. The U.S. Fish and Wildlife Service and/or the NOAA Fisheries Service, and comparable state agencies, are responsible to ensure that the actions they authorize, fund, or carry out are not likely to adversely impact the continued existence of any listed species or result in the destruction or adverse modification of critical habitats required for species survival.

The National Historic Preservation Act protects the presence of historical or archeological sites on public lands as important public resources. It obliges federal land management agencies to preserve the historic, scientific, commemorative, and cultural values of the archaeological and historic sites and structures on these lands for present and future generations. The law requires that cultural resource surveys be completed on all land prior to disturbance by project activities. Where cultural resources are identified, such resources must be catalogued, and the data adequately recorded by qualified personnel prior to land disturbance. Significant cultural resource finds may require complete avoidance or systematic data recovery and relocation programs.

Nevada Laws: At the state level, mining operations in Nevada are primarily regulated by the Nevada Department of Conservation and Natural Resources, Division of Environmental Protection. Bureaus within this Division require mine operators to hold valid Air, Water Pollution Control, and Reclamation Permits, which dictate operating controls and closure and post-closure requirements directed at protecting air, water, and land. We must also post financial assurances to assure the reclamation of significant land disturbances.

Other Nevada regulations govern operating and design standards for the construction and operation of any source of air contamination and landfill operations. Any changes to these laws and regulations could have an adverse impact on our financial performance and results of operations by, for example, requiring changes to operating constraints, technical criteria, fees or surety requirements.

Oregon Laws: The Oregon Department of Geology and Mineral Industries (“DOGAMI”) is the Lead Facilitating Agency for mine permitting and provides coordination, accountability, and mediates any disagreements between other involved agencies. These other agencies include Oregon Department of Environmental Quality (“DEQ”), Oregon Water Resources Department (“WRD”), Oregon Department of State Lands (“DSL”), Oregon Department of Fish and Wildlife (“ODFW”), Oregon Department of Agriculture (“ODA”), Oregon State Historic Preservation Office (“SHPO”) and Oregon Department of Land and Conservation Development (“DLCD”). Malheur County, within which the Stockade Mountain Project is located, may also require development and operating permits.

These agencies dictate operating controls and closure and post-closure requirements directed at protecting air, water, and land. Financial assurances to guarantee the reclamation of land disturbances must also be posted prior to initiating exploration, development, and production operations. Any changes to these laws and regulations could have an adverse impact on our financial performance and results of operations by, for example, requiring changes to operating constraints, technical criteria, fees or surety requirements.

Land reclamation requirements for our properties may be burdensome and expensive.

Although variable depending on location and the governing authority, land reclamation requirements are generally imposed on mineral exploration companies (as well as companies with mining operations) in order to minimize long term effects of land disturbance.

Reclamation may include requirements to:

●	control dispersion of potentially deleterious effluents;

●	treat ground and surface water to preestablished standards; and

●	reasonably re-establish pre-disturbance land forms and vegetation.

In order to carry out reclamation obligations imposed on us in connection with our potential development activities, we must allocate financial resources that might otherwise be spent on further exploration and development programs. We plan to set up a provision for our reclamation obligations on our properties, as appropriate, but this provision may not be adequate. If we are required to carry out unanticipated reclamation work, our financial position could be adversely affected.

We face intense competition in the mining industry.

The mining industry is highly competitive in all of its phases, both domestically and internationally. Austin Gold’s ability to acquire properties and develop mineral resources and reserves in the future will depend not only on its ability to develop its present properties, but also on its ability to select and acquire suitable producing properties or prospects for mineral exploration, of which there is a limited supply. Austin Gold may be at a competitive disadvantage in acquiring additional mining properties because it must compete with other individuals and companies, many of which have greater financial resources, operational experience and technical capabilities than Austin Gold. Austin Gold may also encounter competition from other mining companies in its efforts to hire experienced mining professionals. Competition could adversely affect Austin Gold’s ability to attract necessary funding or acquire suitable producing properties or prospects for mineral exploration in the future. Competition for services and equipment could result in delays if such services or equipment cannot be obtained in a timely manner due to inadequate availability, and could also cause scheduling difficulties and cost increases due to the need to coordinate the availability of services or equipment. Any of the foregoing effects of competition could materially increase project development, exploration or construction costs, result in project delays and generally and adversely affect Austin Gold and its business and prospects.

Regulations and pending legislation governing issues involving climate change could result in increased operating costs, which could have a material adverse effect on our business.

Climate change could have an adverse impact on Austin Gold’s operations. The potential physical impacts of climate change on the operations of Austin Gold are highly uncertain, and would be particular to the geographic circumstances in areas in which it operates. These may include changes in rainfall and storm patterns and intensities, water shortages, changing sea levels and changing temperatures. These changes in climate could have an impact on the cost of development or production on Austin Gold’s mines and adversely affect the financial performance of its operations.

Regulations and pending legislation governing issues involving climate change could result in increased operating costs, which could have a material adverse effect on the business of Austin Gold. A number of governments or governmental bodies have introduced or are contemplating regulatory changes in response to climate and its potential impacts. Legislation and increased regulation regarding climate change could impose significant costs on Austin Gold, its venture partners and its suppliers, including costs related to increased energy requirements, capital equipment, environmental monitoring and reporting and other costs to comply with such regulations. Any adopted climate change regulations could also negatively impact Austin Gold’s ability to compete with companies situated in areas not subject to such regulations. Given the emotion, political significance and uncertainty around the impact of climate change and how it should be dealt with, Austin Gold cannot predict how legislation and regulation will affect its financial condition, operating performance and ability to compete. Furthermore, even without such regulation, increased awareness and any adverse publicity in the global marketplace about potential impacts on climate change by Austin Gold or other companies in the natural resources industry could harm the reputation of Austin Gold.

A shortage of equipment and supplies could adversely affect our ability to operate our business.

We are dependent on various supplies and equipment to carry out our mining exploration and, if warranted, development operations. The shortage of such supplies, equipment and parts could have a material adverse effect on our ability to carry out our operations and therefore limit, or increase the cost of, production.

Risks Related to our Common Shares

Our shares may not continue to be listed on the NYSE American LLC (“NYSE American”)

Failure to meet the applicable maintenance requirements of the NYSE American could result in our shares being delisted from the NYSE American. If we are delisted from the NYSE American, our shares may be eligible for trading on an over-the-counter market in the United States. In the event that we are not able to obtain a listing on another U.S. stock exchange or quotation service for our shares, it may be extremely difficult or impossible for shareholders to sell their shares in the United States. Moreover, if we are delisted from the NYSE American, but obtain a substitute listing for our shares in the United States, it may be on a market with less liquidity, and therefore potentially more price volatility, than the NYSE American. Shareholders may not be able to sell their shares on any such substitute U.S. market in the quantities, at the times, or at the prices that could potentially be available on a more liquid trading market. As a result of these factors, if our shares are delisted from the NYSE American, the price of our shares is likely to decline. In addition, a decline in the price of our shares will impair our ability to obtain financing in the future.

We have never paid dividends on the common shares.

No dividends on the common shares have been paid by Austin Gold to date. Investors in Austin Gold’s securities cannot expect to receive a dividend on their investment in the foreseeable future, if at all. Accordingly, it is unlikely that investors will receive any return on their investment in Austin Gold’s securities other than through possible common share price appreciation.

Our Articles designate the Supreme Court of BC, Canada and the appellate Courts therefrom as the exclusive forum for certain types of actions and proceedings, which could limit a shareholder’s ability to choose the judicial forum for disputes arising with us.

Our Articles include a forum selection provision that indicates that the Supreme Court of BC, Canada and the appellate Courts therefrom (collectively, the “Courts”) shall, to the fullest extent permitted by law, be the sole and exclusive forum for:

(i)	any derivative action or proceeding brought on behalf of the Company,

(ii)	any action asserting a claim of breach of a fiduciary duty owed by any director or officer of the Company to the Company,

(iii)	any action asserting a claim arising pursuant to any provision of the BCABC or the Articles of the Company (as may be amended from time to time); or

(iv)	any action asserting a claim otherwise related to the relationships among the Company, its affiliates and their respective shareholders, directors and/or officers; provided however that (iv) does not include claims related to the business carried on by the Company or such affiliates.

There is uncertainty as to whether the Courts or courts in other jurisdictions will enforce these forum selection clauses. The choice of forum provision may limit a shareholder’s ability to bring a claim in a judicial forum that it finds favorable for disputes, which may discourage such lawsuits that might otherwise be to the benefit of shareholders.

We interpret the forum selection clauses in our Articles to be limited to the specified actions and not to apply to any actions arising under the Exchange Act or the Securities Act, including any derivative actions brought under the Exchange Act or the Securities Act, and we will not seek to enforce the forum selection clause in relation to such actions. Section 27 of the Exchange Act provides that United States federal courts shall have jurisdiction over all suits and any action brought to enforce any duty or liability created by the Exchange Act or the rules and regulations thereunder and Section 22 of the Securities Act provides that United States federal and United States state courts shall have concurrent jurisdiction over all suits brought to enforce any duty or liability created by the Securities Act or the rules and regulations thereunder.

If a court were to find the choice of forum provision contained in our Articles to be inapplicable or unenforceable in an action, we may incur additional costs associated with resolving such action in other jurisdictions, which could have a material adverse effect on our business, financial condition, and results of operations.

You may experience dilution as a result of future issuances of common shares.

Austin Gold believes that it is adequately financed to carry out its exploration and development plans in the near term. However, financing the development of a mining operation through to production, should feasibility studies show it is recommended, would be expensive and Austin Gold would require additional capital to fund development and exploration programs and potential acquisitions. Austin Gold cannot predict the size of future issuances of the common shares or the issuance of debt instruments or other securities convertible into common shares in connection with any such financing. Likewise, Austin Gold cannot predict the effect, if any, that future issuances and sales of Austin Gold’s securities will have on the market price of the common shares. If Austin Gold raises additional funds by issuing additional equity securities, such financing may substantially dilute the interests of existing shareholders. Sales of substantial numbers of common shares, or the availability of such common shares for sale, could adversely affect prevailing market prices for Austin Gold’s securities and a securityholder’s interest in Austin Gold.

We are an “emerging growth company,” and cannot be certain if the reduced reporting requirements applicable to emerging growth companies will make our common shares less attractive to investors.

We are an “emerging growth company,” as defined in the JOBS Act. For as long as we continue to be an emerging growth company, we may take advantage of exemptions from various reporting requirements that are applicable to other public companies that are not emerging growth companies, including not being required to comply with the auditor attestation requirements of Section 404 of the Sarbanes-Oxley Act, reduced disclosure obligations regarding executive compensation in periodic reports and proxy statements and exemptions from the requirements of holding a nonbinding advisory vote on executive compensation and stockholder approval of any golden parachute payments not previously approved. We could be an emerging growth company for up to five years: however, circumstances could cause us to lose that status earlier, including if the market value of our common shares held by non-affiliates exceeds $700 million, if we issue $1.0 billion or more in non-convertible debt during a three-year period, or if our annual gross revenues exceed $1.235 billion. Absent the foregoing circumstances, we would cease to be an emerging growth company on the last day of the fiscal year following the date of the fifth anniversary of our first sale of common equity securities under an effective registration statement. Finally, at any time we may choose to opt-out of the emerging growth company reporting requirements. If we choose to opt out, we will be unable to opt back in to being an emerging growth company. We cannot predict if investors will find our common shares less attractive because we may rely on these exemptions. If some investors find our common shares less attractive as a result, there may be a less active trading market for our common shares and the prices of our securities may be more volatile.

Any future issuances of debt securities, which would rank senior to our common shares upon our bankruptcy or liquidation may adversely affect the level of return you may be able to achieve from an investment in our common shares.

In the future, we may attempt to increase our capital resources by offering debt securities or preferred stock. Upon a potential bankruptcy or liquidation, holders of our debt securities or preferred stock, and lenders with respect to other borrowings we may make, may receive distributions of our available assets prior to any distributions being made to holders of our common shares. Because our decision to issue debt securities or preferred stock in any future offering, or borrow money from lenders, will depend in part on market conditions and other factors beyond our control, we cannot predict or estimate the amount, timing or nature of any such future offerings or borrowings. Holders of our common shares must bear the risk that any future offerings we conduct or borrowings we make may adversely affect the level of return they may be able to achieve from an investment in our common shares, upon bankruptcy or otherwise.

The market price of our common shares are subject to numerous risks.

We have a limited trading history and may be considered a micro-cap or small-cap company. Securities of micro-cap and small-cap companies have experienced substantial price and volume volatility in the past, often based on factors unrelated to the financial performance or prospects of the companies involved or the value of the underlying assets. These factors include macroeconomic developments and political environments in North America and globally and market perceptions of the attractiveness of particular industries. There is no assurance that the price of the common shares will be unaffected by any such volatility. The price of the common shares is also likely to be significantly affected by short-term changes in mineral and commodity prices or in Austin Gold’s financial condition and results of operations as reflected in its financial statements. Other factors unrelated to Austin Gold’s performance that may have an effect on the price of the common shares include the following: (i) the extent of analytical coverage available to investors concerning Austin Gold’s business may be limited if investment banks with research capabilities do not follow Austin Gold’s securities; (ii) lessening in trading volume and general market interest in Austin Gold’s securities may affect an investor’s ability to trade significant numbers of common shares; (iii) the size of Austin Gold’s public float may limit the ability of some institutions to invest in Austin Gold’s securities; (iv) a substantial decline in the price of the common shares that persists for a significant period of time could cause Austin Gold’s securities, if listed on an exchange, to be delisted from such exchange, further reducing market liquidity; and (v) the sale of securities by major shareholders.

As a result of any of these factors, the market price of the common shares at any given point in time may not accurately reflect Austin Gold’s long-term value and its shareholders may experience capital losses as a result of their investment in Austin Gold. Securities class action litigation often has been brought against companies following periods of volatility in the market price of their securities. Austin Gold may in the future be the target of similar litigation. Securities litigation could result in substantial costs and damages and divert management’s attention and resources.

General Risks

Proposed legislation in the U.S. Congress, including changes in U.S. tax law, and the Inflation Reduction Act of 2022 may adversely impact us and the value of our common shares.

Changes to U.S. tax laws (which changes may have retroactive application) could adversely affect us or holders of our common shares. In recent years, many changes to U.S. federal income tax laws have been proposed and made, and additional changes to U.S. federal income tax laws are likely to continue to occur in the future.

The U.S. Congress is currently considering numerous items of legislation which may be enacted prospectively or with retroactive effect, which legislation could adversely impact our financial performance and the value of our common shares. Additionally, states in which we operate or own assets may impose new or increased taxes. If enacted, most of the proposals would be effective for the current or later years. The proposed legislation remains subject to change, and its impact on us and holders of our common shares is uncertain.

In addition, the Inflation Reduction Act of 2022 includes provisions that will impact the U.S. federal income taxation of corporations. Among other items, this legislation includes provisions that will impose a minimum tax on the book income of certain large corporations and an excise tax on certain corporate stock repurchases that would be imposed on the corporation repurchasing such stock. It is unclear how this legislation will be implemented by the U.S. Department of the Treasury and we cannot predict how this legislation or any future changes in tax laws might affect us or holders of our common shares.

Our properties and operations may be subject to litigation or other claims.

Austin Gold may become involved in disputes with other parties in the future which may result in litigation. The results of litigation cannot be predicted with certainty. If Austin Gold is unable to resolve these disputes favorably, it may have a material adverse impact on the ability of Austin Gold to carry out its business plan.

Our business is affected by the global economy.

Recent global financial conditions have been characterized by increased volatility and access to public financing, particularly for junior mineral exploration companies, has been negatively impacted. These conditions, which include potential disruptions due to a U.S. Government shutdown, may affect Austin Gold’s ability to obtain equity or debt financing in the future on terms favorable to Austin Gold or at all. If such conditions continue, Austin Gold’s operations could be negatively impacted.

There is uncertainty as a result of international conflicts

International conflict and other geopolitical tensions and events, including war, military action, terrorism, trade disputes and international responses thereto have historically led to, and may in the future lead to, uncertainty or volatility in global commodity and financial markets and supply chains. The recent outbreak of hostilities in Ukraine, and the accompanying international response including economic sanctions, has been extremely disruptive to the world economy, with increased volatility in commodity markets, and international trade and financial markets, all of which have a trickle-down effect on supply chains, equipment and construction. There is substantial uncertainty about the extent to which this conflict will continue to impact economic and financial affairs, as the numerous issues arising from the conflict are in flux and there is the potential for escalation of the conflict both within Europe and globally. There is a risk of substantial market and financial turmoil arising from the conflict which could have a material adverse effect on the economics of the Company’s projects, and the Company’s ability to operate its business and advance project development.

DOCUMENTS INCORPORATED BY REFERENCE

The SEC allows the Company to “incorporate by reference” information it files with the SEC. This means that the Company can disclose important information to you by referring you to those documents. Any information the Company references in this manner is considered part of this Prospectus.

The following documents which have been filed by the Company with securities commissions or similar authorities in Canada and with the SEC, are specifically incorporated by reference into, and form an integral part of, this Prospectus.

(a)	the Annual Report on Form 20-F of the Company, for the year ended December 31, 2022, which report contains the audited consolidated financial statements of the Company and the notes thereto as at December 31, 2022 and 2021 and for the years ended December 31, 2022 and 2021 and the period from incorporation on April 21, 2020 to December 31, 2020, together with the auditors’ report thereon and the related management’s discussion and analysis of financial condition and results of operations for the years ended December 31, 2022 and 2021 and the period from incorporation on April 21, 2020 to December 31, 2020, as filed with the SEC on March 29, 2023;

(b)	Exhibits 99.1 and 99.2 of the Company’s Report of Foreign Private Issuer on Form 6-K, dated May 10, 2023, which exhibits contain the unaudited condensed interim consolidated financial statements of the Company as at and for the three months ended March 31, 2023 and 2022 and the related management’s discussion and analysis for the three months ended March 31, 2023 and 2022, as filed with the SEC on May 10, 2023;

(c)	Exhibit 99.1 of the Company’s Report of Foreign Private Issuer on Form 6-K, dated April 28, 2023, which exhibit contains the Company’s Notice of Meeting and Information Circular for its annual general meeting of shareholders held on May 10, 2023, as filed with the SEC on April 28, 2023;

(d)	the Company’s Reports of Foreign Private Issuer as filed on May 5 and May 12, 2023 (SEC Accession No. 0001062993-23-010848);

(e)	the description of the Company’s common shares contained in its registration statement on Form 8-A filed on May 3, 2022, including any amendment or report filed for purposes of updating such description; and

(f)	all other documents filed by us with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act (excluding, unless otherwise provided therein or herein, information furnished pursuant to any Report of Foreign Private Issuer on Form 6-K), after the date of this Prospectus but before the end of the offering of the securities made by this Prospectus.

We also hereby specifically incorporate by reference all filings filed by us pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act (excluding, unless otherwise provided therein or herein, information furnished pursuant to any Report of Foreign Private Issuer on Form 6-K) after the date of the initial registration statement on Form F-3 to which this Prospectus relates and prior to effectiveness of such registration statement.

Any statement in this Prospectus contained in a document incorporated or deemed to be incorporated by reference into this Prospectus will be deemed to be modified or superseded for purposes of this Prospectus to the extent that a statement in this Prospectus or in any later filed document modifies or supersedes that statement. Any statement that is modified or superseded in this manner will no longer be a part of this Prospectus, except as modified or superseded.

You may obtain copies of any of these documents by contacting us at the address and telephone number indicated below or by contacting the SEC as described below. You may request a copy of these documents, and any exhibits that have specifically been incorporated by reference as an exhibit in this Prospectus, at no cost, by writing or telephoning to:

Austin Gold Corp.

1021 West Hastings Street, 9th Floor

Vancouver, BC, Canada V6E 0C3

(604) 644-6580

Attention: Darcy Higgs, Corporate Secretary

darcy.higgs@austin.gold

USE OF PROCEEDS

Unless otherwise indicated in the applicable Prospectus Supplement, the net proceeds from the sale of the Securities will be used by the Company for development of existing or acquired mineral properties and may also be used for acquisitions, working capital requirements, to repay indebtedness outstanding from time to time or for other general corporate purposes. The Company may, from time to time, issue Common Shares or other securities otherwise than through the offering of Securities pursuant to this Prospectus.

MARKET FOR COMMON SHARES

Market and Trading Symbol of Common Shares

The Common Shares of Austin Gold are listed on the NYSE American under the trading symbol “AUST”. On June 12, 2023, the last reported sale price of the Common Shares on the NYSE American was $1.025, there were 13,271,750 Common Shares issued and outstanding, and we had approximately 14 registered shareholders of record.

CERTAIN INCOME TAX CONSIDERATIONS

The applicable Prospectus Supplement will describe certain Canadian federal income tax consequences to investors described therein of acquiring Securities including, in the case of investors who are not residents of Canada for purposes of the Income Tax Act (Canada), whether payment of any amount in respect of a security will be subject to Canadian non-resident withholding tax.

The applicable Prospectus Supplement will also describe certain U.S. federal income tax consequences of the acquisition, ownership and disposition of Securities by an initial investor who is a U.S. person (within the meaning of the U.S. Internal Revenue Code), if applicable, including, to the extent applicable, any such consequences relating to Securities payable in a currency other than the U.S. dollar, issued at an original issue discount for U.S. federal income tax purposes or containing early redemption provisions or other special terms.

CAPITALIZATION AND INDEBTEDNESS

The table below sets forth our capitalization and indebtedness as of March 31, 2023.

The amounts shown below are unaudited. The information in this table should be read in conjunction with and is qualified by reference to our unaudited condensed interim consolidated financial statements and notes thereto and other financial information incorporated by reference into this Prospectus.

As of March 31, 2023
(expressed in United States dollars)
$US
Total Liabilities	$213,429

Authorized Capital
Share capital	16,329,958
Other reserves	2,145,019
Accumulated other comprehensive income (loss)	(574,949)
Deficit	(3,505,488)

Total Shareholder’s Equity	$14,394,540

DESCRIPTION OF COMMON SHARES

The Company is authorized to issue an unlimited number of common shares, no par value. As of June 12, 2023, 13,271,750 common shares were issued and outstanding.

On October 25, 2021, the Company completed the Consolidation of its common shares on a 3:1 basis, whereby every three pre-consolidation common shares were exchanged for one post-consolidation common share.  Unless otherwise noted herein, all historical share amounts and per share dollar values have been revised to reflect the Consolidation.

Common Shares

Holders of common shares are entitled to one vote for each common share on all matters submitted to a shareholder vote. Holders of common shares do not have cumulative voting rights. Therefore, holders of a majority of the common shares voting for the election of directors can elect all of the directors. A single holder of the common shares of the voting power of the capital stock issued, outstanding and entitled to vote, represented in person or by proxy, are necessary to constitute a quorum at any meeting of holders of common shares. A vote by two-thirds of the votes cast on a resolution are required to effectuate certain special resolutions at Austin Gold’s annual general meeting. Holders of the common shares have no pre-emptive rights, no conversion rights and there are no redemption provisions applicable to the common shares. There are no provisions for sinking or purchase funds, for permitting or restricting the issuance of additional securities and any other material restrictions, and for requiring a holder of common shares to contribute additional capital.

Holders of common shares are entitled to share in all dividends that the Board, in its discretion, declares from legally available funds. In the event of a liquidation, dissolution or winding up, each outstanding common share entitles its holder to participate pro rata in all assets that remain after payment of liabilities and after providing for each class of stock, if any outstanding at such time, having preference over the common shares.

The Company may issue Common Shares independently or together with Warrants or Subscription Receipts, and the Common Shares may be attached to or separately from such securities.

DESCRIPTION OF WARRANTS

The following description, together with the additional information the Company may include in any applicable Prospectus Supplements, summarizes the material terms and provisions of the Warrants that the Company may offer under this Prospectus, which will consist of Warrants to purchase Common Shares and may be issued in one or more series. Warrants may be offered independently or together with Common Shares or Subscription Receipts offered by any Prospectus Supplement, and may be attached to or separate from those Securities. While the terms the Company has summarized below will apply generally to any Warrants that it may offer under this Prospectus, the Company will describe the particular terms of any series of Warrants that it may offer in more detail in the applicable Prospectus Supplement. The terms of any Warrants offered under a Prospectus Supplement may differ from the terms described below.

General

Warrants will be issued under and governed by the terms of one or more warrant indentures (each a “Warrant Indenture”) between the Company and a warrant trustee (the “Warrant Trustee”) that the Company will name in the relevant Prospectus Supplement or the terms of a stand-alone warrant certificate (“Warrant Certificate”) if a Warrant Indenture is not used. Each Warrant Trustee will be a financial institution organized under the laws of Canada or the United States or any province or state thereof and authorized to carry on business as a trustee.

This summary of some of the provisions of the Warrants is not complete. The statements made in this Prospectus relating to any Warrant Indenture, Warrant Certificate and Warrants to be issued under this Prospectus are summaries of certain anticipated provisions thereof and do not purport to be complete and are subject to, and are qualified in their entirety by reference to, all provisions of the applicable Warrant Indenture or Warrant Certificate. Prospective investors should refer to the Warrant Indenture or Warrant Certificate relating to the specific Warrants being offered for the complete terms of the Warrants. The Company urges you to read the applicable Prospectus Supplement related to the applicable Warrants that the Company sells under this Prospectus, as well as the complete Warrant Indenture and/or Warrant Certificate. In the United States, the Company will file as exhibits to the registration statement of which this Prospectus is a part, or will incorporate by reference from a current report on Form 6-K that the Company files with the SEC, any Warrant Indenture and/or Warrant Certificate describing the terms and conditions of Warrants the Company is offering before the issuance of such Warrants. In Canada, the Company will file on SEDAR a copy of any Warrant Indenture and/or Warrant Certificate after the Company has entered into it.

Warrants

The particular terms of each issue of Warrants will be described in the applicable Prospectus Supplement. This description will include, where applicable:

●	the designation and aggregate number of Warrants;

●	the price at which the Warrants will be offered;

●	the currency or currencies in which the Warrants will be offered;

●	the date on which the right to exercise the Warrants will commence and the date on which the right will expire;

●	the number of Common Shares that may be purchased upon exercise of each Warrant and the price at which and currency or currencies in which the Common Shares may be purchased upon exercise of each Warrant;

●	the designation and terms of any Securities with which the Warrants will be offered, if any, and the number of the Warrants that will be offered with each Security;

●	the date or dates, if any, on or after which the Warrants and the other Securities with which the Warrants will be offered will be transferable separately;

●	whether the Warrants will be subject to redemption and, if so, the terms of such redemption provisions;

●	whether the Company will issue the Warrants as global securities and, if so, the identity of the depositary of the global securities;

●	whether the Warrants will be listed on any exchange;

●	material United States and Canadian federal income tax consequences of owning the Warrants; and

●	any other material terms or conditions of the Warrants.

Rights of Holders Prior to Exercise

Prior to the exercise of their Warrants, holders of Warrants will not have any of the rights of holders of the Common Shares issuable upon exercise of the Warrants.

Exercise of Warrants

Each Warrant will entitle the holder to purchase the Common Shares that the Company specifies in the applicable Prospectus Supplement at the exercise price that the Company describes therein. Unless the Company otherwise specifies in the applicable Prospectus Supplement, holders of the Warrants may exercise the Warrants at any time up to the specified time on the expiration date that the Company sets forth in the applicable Prospectus Supplement. After the close of business on the expiration date, unexercised warrants will become void.

Holders of the Warrants may exercise the Warrants by delivering the Warrant Certificate representing the Warrants to be exercised together with specified information, and paying the required amount to the Warrant Trustee or the Company if there is no Warrant Trustee in immediately available funds, as provided in the applicable Prospectus Supplement. The Company will set forth on the Warrant Certificate and in the applicable Prospectus Supplement the information that the holder of the Warrant will be required to deliver to the Warrant Trustee or the Company if there is no Warrant Trustee.

Upon receipt of the required payment and the Warrant Certificate properly completed and duly executed at the corporate trust office of the Warrant Trustee or the principal offices of the Company if there is no Warrant Trustee or any other office indicated in the applicable Prospectus Supplement, the Company will issue and deliver the Common Shares purchasable upon such exercise. If fewer than all of the Warrants represented by the Warrant Certificate are exercised, then the Company will issue a new Warrant Certificate for the remaining amount of Warrants. If the Company so indicates in the applicable Prospectus Supplement, holders of the Warrants may surrender securities as all or part of the exercise price for Warrants.

Anti-Dilution

The Warrant Indenture and/or Warrant Certificate will specify that upon the subdivision, consolidation, reclassification or other material change of the Common Shares or any other reorganization, amalgamation, merger or sale of all or substantially all of the Company’s assets, the Warrants will thereafter evidence the right of the holder to receive the securities, property or cash deliverable in exchange for, or on the conversion of, or in respect of, the Common Shares to which the holder of a Common Share would have been entitled immediately after such event. Similarly, any distribution to all or substantially all of the holders of Common Shares of rights, options, warrants, evidences of indebtedness or assets will result in an adjustment in the number of Common Shares to be issued to holders of Warrants.

Global Securities

The Company may issue Warrants in whole or in part in the form of one or more global securities, which will be registered in the name of and be deposited with a depositary, or its nominee, each of which will be identified in the applicable Prospectus Supplement. The global securities may be in temporary or permanent form. The applicable Prospectus Supplement will describe the terms of any depositary arrangement and the rights and limitations of owners of beneficial interests in any global security. The applicable Prospectus Supplement will describe the exchange, registration and transfer rights relating to any global security.

Modifications

The Warrant Indenture and/or Warrant Certificate will provide for modifications and alterations to the Warrants issued thereunder by way of a resolution of holders of Warrants at a meeting of such holders or a consent in writing from such holders. The number of holders of Warrants required to pass such a resolution or execute such a written consent will be specified in the Warrant Indenture and/or Warrant Certificate.

The Company may amend any Warrant Indenture, Warrant Certificate and the Warrants, without the consent of the holders of the Warrants, to cure any ambiguity, to cure, correct or supplement any defective or inconsistent provision, or in any other manner that will not materially and adversely affect the interests of holders of outstanding Warrants.

DESCRIPTION OF SUBSCRIPTION RECEIPTS

The Company may issue Subscription Receipts, which will entitle holders to receive upon satisfaction of certain release conditions and for no additional consideration, Common Shares, Warrants or a combination thereof. Subscription Receipts will be issued pursuant to one or more subscription receipt agreements (each, a “Subscription Receipt Agreement”), each to be entered into between the Company and an escrow agent (the “Escrow Agent”), which will establish the terms and conditions of the Subscription Receipts. Each Escrow Agent will be a financial institution organized under the laws of Canada or the United States or a state or province thereof and authorized to carry on business as a trustee. In the United States, the Company will file as exhibits to the registration statement of which this Prospectus is a part, or will incorporate by reference from a current report on Form 6-K that the Company files with the SEC, any Subscription Receipt Agreement describing the terms and conditions of Subscription Receipts the Company is offering before the issuance of such Subscription Receipts. In Canada, the Company will file on SEDAR a copy of any Subscription Receipt Agreement after the Company has entered into it.

The following description sets forth certain general terms and provisions of Subscription Receipts and is not intended to be complete. The statements made in this Prospectus relating to any Subscription Receipt Agreement and Subscription Receipts to be issued thereunder are summaries of certain anticipated provisions thereof and are subject to, and are qualified in their entirety by reference to, all provisions of the applicable Subscription Receipt Agreement and the Prospectus Supplement describing such Subscription Receipt Agreement. The Company urges you to read the applicable Prospectus Supplement related to the particular Subscription Receipts that the Company sells under this Prospectus, as well as the complete Subscription Receipt Agreement.

The Prospectus Supplement relating to any Subscription Receipts the Company offers will describe the Subscription Receipts and include specific terms relating to their offering. All such terms will comply with the requirements of applicable securities exchanges relating to Subscription Receipts. If underwriters or agents are used in the sale of Subscription Receipts, one or more of such underwriters or agents may also be parties to the Subscription Receipt Agreement governing the Subscription Receipts sold to or through such underwriters or agents.

General

The Prospectus Supplement and the Subscription Receipt Agreement for any Subscription Receipts the Company offers will describe the specific terms of the Subscription Receipts and may include, but are not limited to, any of the following:

●	the designation and aggregate number of Subscription Receipts offered;

●	the price at which the Subscription Receipts will be offered;

●	the currency or currencies in which the Subscription Receipts will be offered;

●	the designation, number and terms of the Common Shares, Warrants or combination thereof to be received by holders of Subscription Receipts upon satisfaction of the release conditions, and the procedures that will result in the adjustment of those numbers;

●	the conditions (the “Release Conditions”) that must be met in order for holders of Subscription Receipts to receive for no additional consideration, Common Shares, Warrants or a combination thereof;

●	the procedures for the issuance and delivery of Common Shares, Warrants or a combination thereof to holders of Subscription Receipts upon satisfaction of the Release Conditions;

●	whether any payments will be made to holders of Subscription Receipts upon delivery of the Common Shares, Warrants or a combination thereof upon satisfaction of the Release Conditions (e.g., an amount equal to dividends declared on Common Shares by the Company to holders of record during the period from the date of issuance of the Subscription Receipts to the date of issuance of any Common Shares pursuant to the terms of the Subscription Receipt Agreement);

●	the terms and conditions under which the Escrow Agent will hold all or a portion of the gross proceeds from the sale of Subscription Receipts, together with interest and income earned thereon (collectively, the “Escrowed Funds”), pending satisfaction of the Release Conditions;

●	the terms and conditions pursuant to which the Escrow Agent will hold Common Shares, Warrants or a combination thereof pending satisfaction of the Release Conditions;

●	the terms and conditions under which the Escrow Agent will release all or a portion of the Escrowed Funds to the Company upon satisfaction of the Release Conditions;

●	if the Subscription Receipts are sold to or through underwriters or agents, the terms and conditions under which the Escrow Agent will release a portion of the Escrowed Funds to such underwriters or agents in payment of all or a portion of their fees or commission in connection with the sale of the Subscription Receipts;

●	procedures for the refund by the Escrow Agent to holders of Subscription Receipts of all or a portion of the subscription price for their Subscription Receipts, plus any pro rata entitlement to interest earned or income generated on such amount, if the Release Conditions are not satisfied;
●	any contractual right of rescission to be granted to initial purchasers of Subscription Receipts in the event this Prospectus, the Prospectus Supplement under which Subscription Receipts are issued or any amendment hereto or thereto contains a misrepresentation;

●	any entitlement of the Company to purchase the Subscription Receipts in the open market by private agreement or otherwise;

●	whether the Company will issue the Subscription Receipts as global securities and, if so, the identity of the depositary for the global securities;

●	whether the Company will issue the Subscription Receipts as bearer securities, registered securities or both;

●	provisions as to modification, amendment or variation of the Subscription Receipt Agreement or any rights or terms attaching to the Subscription Receipts;

●	the identity of the Escrow Agent;

●	whether the Subscription Receipts will be listed on any exchange;

●	material United States and Canadian federal tax consequences of owning the Subscription Receipts; and

●	any other terms of the Subscription Receipts.

The holders of Subscription Receipts will not be shareholders of the Company. Holders of Subscription Receipts are entitled only to receive Common Shares, Warrants or a combination thereof on exchange of their Subscription Receipts, plus any cash payments provided for under the Subscription Receipt Agreement, if the Release Conditions are satisfied. If the Release Conditions are not satisfied, the holders of Subscription Receipts shall be entitled to a refund of all or a portion of the subscription price therefor and all or a portion of the pro rata share of interest earned or income generated thereon, as provided in the Subscription Receipt Agreement.

Escrow

The Escrowed Funds will be held in escrow by the Escrow Agent, and such Escrowed Funds will be released to the Company (and, if the Subscription Receipts are sold to or through underwriters or agents, a portion of the Escrowed Funds may be released to such underwriters or agents in payment of all or a portion of their fees in connection with the sale of the Subscription Receipts) at the time and under the terms specified by the Subscription Receipt Agreement. If the Release Conditions are not satisfied, holders of Subscription Receipts will receive a refund of all or a portion of the subscription price for their Subscription Receipts plus their pro rata entitlement to interest earned or income generated on such amount, in accordance with the terms of the Subscription Receipt Agreement. Common Shares or Warrants may be held in escrow by the Escrow Agent, and will be released to the holders of Subscription Receipts following satisfaction of the Release Conditions at the time and under the terms specified in the Subscription Receipt Agreement.

Anti-Dilution

The Subscription Receipt Agreement will specify that upon the subdivision, consolidation, reclassification or other material change of the Common Shares or Warrants or any other reorganization, amalgamation, merger or sale of all or substantially all of the Company’s assets, the Subscription Receipts will thereafter evidence the right of the holder to receive the securities, property or cash deliverable in exchange for, or on the conversion of, or in respect of, the Common Shares or Warrants to which the holder of a Common Share or Warrant would have been entitled immediately after such event. Similarly, any distribution to all or substantially all of the holders of Common Shares of rights, options, warrants, evidences of indebtedness or assets will result in an adjustment in the number of Common Shares to be issued to holders of Subscription Receipts whose Subscription Receipts entitle the holders thereof to receive Common Shares. Alternatively, such securities, evidences of indebtedness or assets may, at the option of the Company, be issued to the Escrow Agent and delivered to holders of Subscription Receipts on exercise thereof. The Subscription Receipt Agreement will also provide that if other actions of the Company affect the Common Shares or Warrants, which, in the reasonable opinion of the directors of the Company, would materially affect the rights of the holders of Subscription Receipts and/or the rights attached to the Subscription Receipts, the number of Common Shares or Warrants which are to be received pursuant to the Subscription Receipts shall be adjusted in such manner, if any, and at such time as the directors of the Company may in their discretion reasonably determine to be equitable to the holders of Subscription Receipts in such circumstances.

Rescission

The Subscription Receipt Agreement will also provide that any misrepresentation in this Prospectus, the Prospectus Supplement under which the Subscription Receipts are offered, or any amendment thereto, will entitle each initial purchaser of Subscription Receipts to a contractual right of rescission following the issuance of the Common Shares or Warrants to such purchaser entitling such purchaser to receive the amount paid for the Subscription Receipts upon surrender of the Common Shares or Warrants, provided that such remedy for rescission is exercised in the time stipulated in the Subscription Receipt Agreement. This right of rescission does not extend to holders of Subscription Receipts who acquire such Subscription Receipts from an initial purchaser, on the open market or otherwise, or to initial purchasers who acquire Subscription Receipts in the United States.

Global Securities

The Company may issue Subscription Receipts in whole or in part in the form of one or more global securities, which will be registered in the name of and be deposited with a depositary, or its nominee, each of which will be identified in the applicable Prospectus Supplement. The global securities may be in temporary or permanent form. The applicable Prospectus Supplement will describe the terms of any depositary arrangement and the rights and limitations of owners of beneficial interests in any global security. The applicable Prospectus Supplement also will describe the exchange, registration and transfer rights relating to any global security.

Modifications

The Subscription Receipt Agreement will provide for modifications and alterations to the Subscription Receipts issued thereunder by way of a resolution of holders of Subscription Receipts at a meeting of such holders or a consent in writing from such holders. The number of holders of Subscriptions Receipts required to pass such a resolution or execute such a written consent will be specified in the Subscription Receipt Agreement.

The Company may amend the Subscription Receipt Agreement, without the consent of the holders of the Subscription Receipts, to cure any ambiguity, to cure, correct or supplement any defective or inconsistent provision, or in any other manner that will not materially and adversely affect the interests of holders of outstanding Subscription Receipts.

DESCRIPTION OF UNITS

The following description, together with the additional information the Company may include in any applicable Prospectus Supplements, summarizes the material terms and provisions of the Units that the Company may offer under this Prospectus. While the terms the Company has summarized below will apply generally to any Units that the Company may offer under this Prospectus, the Company will describe the particular terms of any series of Units in more detail in the applicable Prospectus Supplement. The terms of any Units offered under a Prospectus Supplement may differ from the terms described below.

The Company will enter into a form of unit agreement (“Unit Agreement”) between the Company and a unit agent (“Unit Agent”) that describes the terms and conditions of the series of Units the Company is offering, and any supplemental agreements, before the issuance of the related series of Units. In the United States, the Company will file as exhibits to the registration statement of which this Prospectus is a part, or will incorporate by reference from a current report on Form 6-K that the Company files with the SEC and in Canada, will file on SEDAR, the form of Unit Agreement that describes the terms and conditions of the series of Units the Company is offering, and any supplemental agreements, before the issuance of the related series of Units.

The following summary of material terms and provisions of the Units are subject to, and qualified in their entirety by reference to, all the provisions of the Unit Agreement and any supplemental agreements applicable to a particular series of Units. The Company urges you to read the applicable Prospectus Supplements related to the particular series of Units that the Company sells under this Prospectus, as well as the complete Unit Agreement and any supplemental agreements that contain the terms of the Units.

General

The Company may issue units comprising two or more of Common Shares, Warrants and Subscription Receipts in any combination. Each Unit will be issued so that the holder of the Unit is also the holder of each security included in the Unit. Thus, the holder of a Unit will have the rights and obligations of a holder of each included security.

The Unit Agreement under which a Unit is issued may provide that the Securities included in the Unit may not be held or transferred separately, at any time or at any time before a specified date.

The Company will describe in the applicable Prospectus Supplement the terms of the series of Units, including:

●	the designation and terms of the Units and of the securities comprising the Units, including whether and under what circumstances those securities may be held or transferred separately;

●	any provisions of the governing Unit Agreement that differ from those described below; and

●	any provisions for the issuance, payment, settlement, transfer or exchange of the Units or of the securities comprising the Units.

The provisions described in this section, as well as those described under “Description of Common Shares”, “Description of Warrants” and “Description of Subscription Receipts” will apply to each Unit and to any Common Share, Warrant or Subscription Receipt included in each Unit, respectively.

Issuance in Series

The Company may issue Units in such amounts and in numerous distinct series as the Company determines.

Enforceability of Rights by Holders of Units

Each Unit Agent will act solely as the Company’s agent under the applicable Unit Agreement and will not assume any obligation or relationship of agency or trust with any holder of any Unit. A single bank or trust company may act as Unit Agent for more than one series of Units. A Unit Agent will have no duty or responsibility in case of any default by the Company under the applicable Unit Agreement or Unit, including any duty or responsibility to initiate any proceedings at law or otherwise, or to make any demand upon the Company. Any holder of a Unit may, without the consent of the related Unit Agent or the holder of any other Unit, enforce by appropriate legal action its rights as holder under any security included in the Unit.

The Company, the Unit Agents and any of their agents may treat the registered holder of any Unit Certificate as an absolute owner of the Units evidenced by that certificate for any purpose and as the person entitled to exercise the rights attaching to the Units so requested, despite any notice to the contrary.

OFFER STATISTICS AND EXPECTED TIMETABLE

We may offer Common Shares, Warrants, Subscription Receipts and Units consisting of a combination of any or all of these securities at an aggregate offering price of up to $100,000,000. The Warrants and Subscription Receipts that we may offer will consist of Warrants or Subscription Receipts to purchase any of the other securities that may be sold under this Prospectus. The securities offered under this Prospectus may be offered separately, together, or in separate series, and in amounts, at prices and on terms to be determined at the time of sale. The actual per share price of the securities that we will offer pursuant hereto will depend on a number of factors that may be relevant as of the time of offer (see “Plan of Distribution” below).

This Prospectus provides you with a general description of the securities we may offer. Each time we sell securities under this shelf registration, we will provide a Prospectus Supplement that will contain certain specific information about the terms of that offering, including a description of any risks related to the offering, if those terms and risks are not described in this Prospectus. A Prospectus Supplement may also add, update or change information contained in this Prospectus. If there is any inconsistency between the information in this Prospectus and the applicable Prospectus Supplement, you should rely on the information in the Prospectus Supplement. The registration statement we filed with the SEC includes exhibits that provide more details on the matters discussed in this Prospectus. You should read this Prospectus and the related exhibits filed with the SEC together with additional information described under the heading “Documents Incorporated By Reference” before investing in any of the securities offered.

PLAN OF DISTRIBUTION

General

The Company may offer and sell the Securities on a continuous or delayed basis, separately or together: (a) to one or more underwriters or dealers; (b) through one or more agents; or (c) directly to one or more other purchasers. The Securities offered pursuant to any Prospectus Supplement may be sold from time to time in one or more transactions at: (i) a fixed price or prices, which may be changed from time to time; (ii) market prices prevailing at the time of sale; (iii) prices related to such prevailing market prices; or (iv) other negotiated prices. The Company may only offer and sell the Securities pursuant to a Prospectus Supplement during the 36-month period that this Prospectus, including any amendments hereto, remains effective. The Prospectus Supplement for any of the Securities being offered thereby will set forth the terms of the offering of such Securities, including the type of Security being offered, the name or names of any underwriters, dealers or agents, the purchase price of such Securities, the proceeds to the Company from such sale, any underwriting commissions or discounts and other items constituting underwriters’ compensation and any discounts or concessions allowed or re-allowed or paid to dealers. Only underwriters so named in the Prospectus Supplement are deemed to be underwriters in connection with the Securities offered thereby.

By Underwriters

If underwriters are used in the sale, the Securities will be acquired by the underwriters for their own account and may be resold from time to time in one or more transactions, including negotiated transactions, at a fixed public offering price or at varying prices determined at the time of sale. Unless otherwise set forth in the Prospectus Supplement relating thereto, the obligations of underwriters to purchase the Securities will be subject to certain conditions, but the underwriters will be obligated to purchase all of the Securities offered by the Prospectus Supplement if any of such Securities are purchased. The Company may agree to pay the underwriters a fee or commission for various services relating to the offering of any Securities. Any such fee or commission will be paid out of the proceeds of the offering or the general corporate funds of the Company.

By Dealers

If dealers are used, and if so specified in the applicable Prospectus Supplement, the Company will sell such Securities to the dealers as principals. The dealers may then resell such Securities to the public at varying prices to be determined by such dealers at the time of resale. Any public offering price and any discounts or concessions allowed or re-allowed or paid to dealers may be changed from time to time.

By Agents

The Securities may also be sold through agents designated by the Company. Any agent involved will be named, and any fees or commissions payable by the Company to such agent will be set forth, in the applicable Prospectus Supplement. Any such fees or commissions will be paid out of the proceeds of the offering or the general corporate funds of the Company. Unless otherwise indicated in the Prospectus Supplement, any agent will be acting on a best-efforts basis for the period of its appointment.

Direct Sales

Securities may also be sold directly by the Company at such prices and upon such terms as agreed to by the Company and the purchaser. In this case, no underwriters, dealers or agents would be involved in the offering.

General Information

Underwriters, dealers and agents that participate in the distribution of the Securities offered by this Prospectus may be deemed underwriters under the U.S. Securities Act, and any discounts or commissions they receive from us and any profit on their resale of the securities may be treated as underwriting discounts and commissions under the U.S. Securities Act.

With respect to the sale of Securities under this Prospectus and any Prospectus Supplement, the maximum commission or discount to be received by any member of the Financial Industry Regulatory Authority, Inc. or independent broker or dealer will not be greater than eight percent (8%).

Underwriters, dealers or agents who participate in the distribution of Securities may be entitled under agreements to be entered into with the Company to indemnification by the Company against certain liabilities, including liabilities under Canadian provincial and territorial and United States securities legislation, or to contribution with respect to payments which such underwriters, dealers or agents may be required to make in respect thereof. Such underwriters, dealers or agents may be customers of, engage in transactions with, or perform services for, the Company in the ordinary course of business.

The Company may enter into derivative transactions with third parties, or sell securities not covered by this Prospectus to third parties in privately negotiated transactions. If the applicable Prospectus Supplement indicates, in connection with those derivatives, the third parties may sell securities covered by this Prospectus and the applicable Prospectus Supplement, including in short sale transactions. If so, the third parties may use securities pledged by us or borrowed from us or others to settle those sales or to close out any related open borrowings of stock, and may use securities received from us in settlement of those derivatives to close out any related open borrowings of stock. The third parties in such sale transactions will be identified in the applicable Prospectus Supplement.

One or more firms, referred to as “remarketing firms,” may also offer or sell the Securities, if the Prospectus Supplement so indicates, in connection with a remarketing arrangement upon their purchase. Remarketing firms will act as principals for their own accounts or as agents for us. These remarketing firms will offer or sell the Securities in accordance with the terms of the Securities. The Prospectus Supplement will identify any remarketing firm and the terms of its agreement, if any, with us and will describe the remarketing firm’s compensation. Remarketing firms may be deemed to be underwriters in connection with the Securities they remarket.

In connection with any offering of Securities (unless otherwise specified in the Prospectus Supplement), underwriters may over-allot or effect transactions which stabilize or maintain the market price of the Securities offered at a level above that which might otherwise prevail in the open market. Such transactions may be commenced, interrupted or discontinued at any time.

AUDITORS, TRANSFER AGENT AND REGISTRAR

The auditors of the Company are Manning Elliott LLP, of Vancouver, BC, Canada, an Independent Registered Public Accounting Firm.

The transfer agent and registrar for our common shares is American Stock Transfer & Trust Company, LLC with its principal office at 6201 15th Ave, Brooklyn, NY 11219.

EXPERTS

The audited consolidated financial statements which comprise the consolidated statements of financial position as at December 31, 2022, 2021 and 2020 and the related consolidated statements of loss and comprehensive loss, consolidated statements of cash flows and consolidated statements of changes in shareholders’ equity for the years ended December 31, 2022 and 2021 and the period from incorporation on April 21, 2020 to December 31, 2020 appearing in this Prospectus have been audited by Manning Elliot LLP, independent registered public accounting firm, as set forth in their reports incorporated by reference herein.

The disclosure in this Prospectus of scientific and technical information regarding historical exploration results and the impact of the wetlands for the Kelly Creek Project has been reviewed and approved by Barbara Carroll, who is a qualified person under Regulation S-K subpart 1300. Ms. Carroll is an independent consulting geologist.

The disclosure in this Prospectus of scientific and technical information regarding exploration results for the mineral properties of Austin Gold, except for the historical exploration results for the Kelly Creek Project, has been reviewed and approved by Robert Hatch, who is a qualified person under Regulation S-K subpart 1300. Mr. Hatch is an independent consulting geologist to Austin Gold. In connection with his consulting work, Austin Gold granted Mr. Hatch 33,333 options to purchase common shares of Austin Gold exercisable at a price of Cdn$3.00 per share and expiring on December 3, 2030, and 76,667 options to purchase common shares of Austin Gold exercisable at a price of $0.9161 per share and expiring on October 27, 2027.

LEGAL MATTERS

Certain legal matters related to the Securities offered by this Prospectus will be passed upon on the Company’s behalf by DuMoulin Black LLP, with respect to matters of Canadian law, and Dorsey & Whitney LLP, with respect to matters of United States law.

ENFORCEABILITY OF CIVIL LIABILITIES

The enforcement by investors of civil liabilities under U.S. federal securities laws may be affected adversely by the fact that we are incorporated under the laws of the Province of British Columbia, Canada, that many of our officers and directors are residents of countries other than the United States, that some of the experts named in this Prospectus are residents of countries other than the United States, and that some of our assets and the assets of said persons are located outside the United States.

In particular, it may be difficult to bring and enforce suits against us or said persons under U.S. federal securities laws. It may be difficult for U.S. holders of our common shares to effect service of process on us or said persons within the United States or to enforce judgments obtained in the United States based on the civil liability provisions of the U.S. federal securities laws against us or said persons. In addition, a shareholder should not assume that the courts of Canada (i) would enforce judgments of U.S. courts obtained in actions against us, our officers or directors, or other said persons, predicated upon the civil liability provisions of the U.S. federal securities laws or other laws of the United States, or (ii) would enforce, in original actions, liabilities against us, our officers or directors or other said persons predicated upon the U.S. federal securities laws or other laws of the United States. In addition, there is doubt as to the applicability of the civil liability provisions of U.S. federal securities law to original actions instituted in Canada. It may be difficult for an investor, or any other person or entity, to assert U.S. securities laws claims in original actions instituted in Canada.

EXPENSES

The following is an estimate, subject to future contingencies, of the expenses we may incur in connection with the issuance and distribution of the securities being registered. All amounts listed in the table below are estimates except the SEC registration fee.

Expense	Estimated Amount
SEC registration fee	$11,020
FINRA filing fees	—
Printing expenses	—
Legal fees and expenses	$50,000
Accounting fees and expenses	$50,000
Miscellaneous costs	$10,000
Total	$121,020

MATERIAL CHANGES

Except as otherwise described in our Annual Report on Form 20-F, as amended, for the fiscal year ended December 31, 2022 and in our reports on Form 6-K filed or submitted under the Exchange Act and incorporated by reference herein and as disclosed in this Prospectus, no reportable material changes have occurred since December 31, 2022.

WHERE YOU CAN FIND MORE INFORMATION

Our SEC filings are available to the public over the Internet at the SEC’s web site at http://www.sec.gov. We maintain a corporate website at www.austin.gold. Information contained on, or that can be accessed through, our website does not constitute a part of this Prospectus.

We are subject to the information reporting requirements of the Exchange Act applicable to foreign private issuers and under those requirements file reports with the SEC. Accordingly, we are required to file or furnish reports and other information with the SEC, including annual reports on Form 20-F and reports on Form 6-K. As a foreign private issuer, we are exempt from the rules under the Exchange Act related to the furnishing and content of proxy statements, and from short-swing profit recovery provisions contained in Section 16 of the Exchange Act, among other things. In addition, we are not required under the Exchange Act to file periodic reports and financial statements with the SEC as frequently or as promptly as United States companies whose securities are registered under the Exchange Act.

This Prospectus is part of a registration statement and, as permitted by SEC rules, does not contain all of the information included in the registration statement. Whenever a reference is made in this Prospectus to any of our contracts or other documents, the reference may not be complete and, for a copy of the contract or document, you should refer to the exhibits that are part of the registration statement. You may call the SEC at 1-800-SEC-0330 for more information on the public reference rooms and their copy charges. You may also read and copy any document we file with the SEC at the SEC’s public reference rooms at:

100 F Street, N.E.
Room 1580
Washington, D.C. 20549

PROSPECTUS

AUSTIN GOLD CORP.

$100,000,000
Common Shares
Warrants

Subscription Receipts

Units

, 2023

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 8- INDEMNIFICATION OF DIRECTORS AND OFFICERS

The corporate laws of British Columbia allow us, and our corporate articles require us (subject to the provisions of the Business Corporations Act (British Columbia) (“BCBCA” noted below), to indemnify our Directors, former Directors, alternate Directors and their heirs and legal personal representatives against all eligible penalties to which such person is or may be liable, and the Company must, after the final disposition of an eligible proceeding, pay the expenses actually and reasonably incurred by such person in respect of that proceeding. Each Director and alternate Director is deemed to have contracted with the Company on the terms of the indemnity contained in our articles.

For the purposes of such an indemnification:

“eligible party”, in relation to the Company, means an individual who

(1)	is or was a director or officer of the Company,

(2)	is or was a director or officer of another corporation

(i)	at a time when the corporation is or was an affiliate of the Company, or

(ii)	at the request of the Company, or

(3)	at the request of the Company, is or was, or holds or held a position equivalent to that of, a director or officer of a partnership, trust, joint venture or other unincorporated entity,

and includes, except in the definition of “eligible proceeding” and certain other cases, the heirs and personal or other legal representatives of that individual;

“eligible penalty” means a judgment, penalty or fine awarded or imposed in, or an amount paid in settlement of, an eligible proceeding;

“eligible proceeding” means a proceeding in which an eligible party or any of the heirs and personal or other legal representatives of the eligible party, by reason of the eligible party being or having been a director or officer of, or holding or having held a position equivalent to that of a director or officer of, the Company or an associated corporation:

(1)	is or may be joined as a party, or

(2)	is or may be liable for or in respect of a judgment, penalty or fine in, or expenses related to, the proceeding;

“expenses” includes costs, charges and expenses, including legal and other fees, but does not include judgments, penalties, fines or amounts paid in settlement of a proceeding; and

“proceeding” includes any legal proceeding or investigative action, whether current, threatened, pending or completed.

In addition, under the BCBCA, the Company may pay, as they are incurred in advance of the final disposition of an eligible proceeding, the expenses actually and reasonably incurred by an eligible party in respect of that proceeding, provided that the Company first receives from the eligible party a written undertaking that, if it is ultimately determined that the payment of expenses is prohibited by the restrictions noted below, the eligible party will repay the amounts advanced.

Notwithstanding the provisions of the Company’s articles noted above, the Company must not indemnify an eligible party or pay the expenses of an eligible party, if any of the following circumstances apply:

(1)	if the indemnity or payment is made under an earlier agreement to indemnify or pay expenses and, at the time that the agreement to indemnify or pay expenses was made, the company was prohibited from giving the indemnity or paying the expenses by its memorandum or articles;

(2)	if the indemnity or payment is made otherwise than under an earlier agreement to indemnify or pay expenses and, at the time that the indemnity or payment is made, the company is prohibited from giving the indemnity or paying the expenses by its memorandum or articles;

(3)	if, in relation to the subject matter of the eligible proceeding, the eligible party did not act honestly and in good faith with a view to the best interests of the company or the associated corporation, as the case may be;

(4)	in the case of an eligible proceeding other than a civil proceeding, if the eligible party did not have reasonable grounds for believing that the eligible party’s conduct in respect of which the proceeding was brought was lawful.

In addition, if an eligible proceeding is brought against an eligible party by or on behalf of the Company or by or on behalf of an associated corporation, the Company must not do either of the following:

(1)	indemnify the eligible party under section 160 (a) in respect of the proceeding; or

(2)	pay the expenses of the eligible party in respect of the proceeding.

Notwithstanding any of the foregoing, and whether or not payment of expenses or indemnification has been sought, authorized or declined under the BCBCA or the articles of the Company, on the application of the Company or an eligible party, the Supreme Court of British Columbia may do one or more of the following:

(1)	order a company to indemnify an eligible party against any liability incurred by the eligible party in respect of an eligible proceeding;

(2)	order a company to pay some or all of the expenses incurred by an eligible party in respect of an eligible proceeding;

(3)	order the enforcement of, or any payment under, an agreement of indemnification entered into by a company;

(4)	order a company to pay some or all of the expenses actually and reasonably incurred by any person in obtaining an order under this section;

(5)	make any other order the court considers appropriate.

ITEM 9- EXHIBITS

The exhibits listed on the exhibit index at the end of this Registration Statement have been furnished together with this Registration Statement.

ITEM 10 – UNDERTAKINGS

(a)	The undersigned registrant hereby undertakes:

(1)	To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i)            To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii)           To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement;

(iii)          To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

provided, however, that the undertakings set forth in paragraphs (a)(1)(i), (a)(1)(ii) and (a)(1)(iii) above do not apply if the registration statement is on Form S-3 or Form F-3 and the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in the registration statements or is contained in a form of prospectus filed pursuant to Rule 424(b) that is part of the registration statement.

(2)           That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)           To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4)           To file a post-effective amendment to the Registration Statement to include any financial statements required by Item 8.A of Form 20-F at the start of any delayed offering or throughout a continuous offering. Financial statements and information otherwise required by Section 10(a)(3) of the Securities Act of 1933 need not be furnished, provided, that the registrant includes in the prospectus, by means of a post-effective amendment, financial statements required pursuant to this paragraph (a)(4) and other information necessary to ensure that all other information in the prospectus is at least as current as the date of those financial statements. Notwithstanding the foregoing, a post-effective amendment need not be filed to include financial statements and information required by Section 10(a)(3) of the Securities Act of 1933 or Rule 3-19 of Regulation S-X if such financial statements and information are contained in periodic reports filed with or furnished to the SEC by the registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in this Form F-3.

(5)           That, for the purpose of determining liability under the Securities Act of 1933 to any purchaser:

(i)            Each prospectus filed by the registrant pursuant to Rule 424(b)(3) shall be deemed to be part of the registration statement as of the date the filed prospectus was deemed part of and included in the registration statement; and

(ii)           Each prospectus required to be filed pursuant to Rule 424(b)(2), (b)(5), or (b)(7) as part of a registration statement in reliance on Rule 430B relating to an offering made pursuant to Rule 415(a)(1)(i), (vii), or (x) for the purpose of providing the information required by Section 10(a) of the Securities Act of 1933 shall be deemed to be part of and included in the registration statement as of the earlier of the date such form of prospectus is first used after effectiveness or the date of the first contract of sale of securities in the offering described in the prospectus. As provided in Rule 430B, for liability purposes of the issuer and any person that is at that date an underwriter, such date shall be deemed to be a new effective date of the registration statement relating to the securities in the registration statement to which that prospectus relates, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such effective date, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such effective date.

(6)           That, for the purpose of determining liability of the registrant under the Securities Act of 1933 to any purchaser in the initial distribution of the securities, the undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser: (i) any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424; (ii) any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant; (iii) the portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and (iv) any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

(b)           The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant’s annual report pursuant to Section 13(a) or 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c)           Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned thereunto duly authorized. The registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form F-3.

AUSTIN GOLD CORP. (Registrant)

Dated: June 13, 2023	By:	/s/ Dennis Higgs
Dennis Higgs
President

POWER OF ATTORNEY

Each person whose signature appears below constitutes and appoints each of Dennis Higgs and Grant Bond his or her attorney-in-fact and agent, with the full power of substitution and resubstitution and full power to act without the other, for them in any and all capacities, to sign any and all amendments, including post-effective amendments, and any registration statement relating to the same offering as this registration that is to be effective upon filing pursuant to Rule 462(b) under the Securities Act of 1933, as amended, to this registration statement, and to file the same, with exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, hereby ratifying and confirming all that said attorneys-in-fact, or their substitute or substitutes, may do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons on behalf of the Registrant in the capacities and on the date indicated:

/s/ Dennis L. Higgs	Dated: June 13, 2023

Name: Dennis L. Higgs
Title: President and Director
(Principal Executive Officer)

/s/ Grant Bond	Dated: June 13, 2023

Name: Grant Bond
Title: Chief Financial Officer
(Principal Financial Officer and Principal Accounting Officer)

/s/ Joseph J. Ovsenek	Dated: June 13, 2023

Name: Joseph J. Ovsenek
Title: Chairman and Director

/s/ Kenneth C. McNaughton	Dated: June 13, 2023

Name: Kenneth C. McNaughton
Title: VP Exploration and Director

/s/ Barbara A. Filas	Dated: June 13, 2023

Name: Barbara A. Filas
Title: Director

/s/ Benjamin Leboe	Dated: June 13, 2023

Name: Benjamin Leboe
Title: Director

/s/ Tom Yip	Dated: June 13, 2023

Name: Tom Yip
Title: Director

/s/ Guillermo Lozano-Chávez	Dated: June 13, 2023

Name: Guillermo Lozano-Chávez
Title: Director

SIGNATURE OF AUTHORIZED REPRESENTATIVE IN THE UNITED STATES

Pursuant to the requirements of Section 6(a) of the Securities Act, the undersigned has signed this Registration Statement, solely in the capacity of the duly authorized representative of the Registrant in the United States, on June 13, 2023.

By:	/s/ Barbara Filas
Name: Barbara Filas
Title: Director

EXHIBIT INDEX

Exhibit Number	Description
1.1*	Form of Underwriting Agreement
3.1	Notice of Articles (incorporated by reference to Exhibit 3.1 to the Registrant’s registration statement on Form S-1 as filed with the Commission on October 21, 2021, File No. 333-260404)
3.2	Amended Articles (incorporated by reference to Exhibit 3.2 to the Registrant’s registration statement on Form S-1 as filed with the Commission on April 22, 2022, File No. 333-260404)
4.1*	Form of Warrant Indenture
4.2*	Form of Warrant Certificate
4.3*	Form of Subscription Receipt Agreement
4.4*	Form of Unit Agreement
5.1	Opinion of DuMoulin Black LLP
23.1	Consent of Manning Elliot LLP, independent auditors
23.2	Consent of Barbara Carroll
23.3	Consent of Robert Hatch
23.4	Consent of DuMoulin Black LLP (included in Exhibit 5.1)
24.1	Powers of Attorney (filed with signature page hereto)
107	Calculation of Filing Fee Table

* If applicable, to be filed as an exhibit to a post-effective amendment to this Registration Statement or as an exhibit to a report of foreign private issuer on Form 6-K to be filed under the Exchange Act and incorporated herein by reference.